UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GAIN CAPITAL HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921
May 1, 2017
To our stockholders:
It is our sincere pleasure to invite you to GAIN Capital Holdings, Inc.’s 2017 Annual Meeting of Stockholders. This year’s meeting will be held on July 7, 2017 at 11:00 a.m. Eastern Time. You will be able to attend the 2017 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/gcap2017AM. At this important meeting, we will focus on the business items listed in the notice of meeting, which follows on the next page.
On or about May 17, 2017, we will mail a notice containing instructions on how to access our 2017 proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) over the Internet and vote online (the “E-Proxy Notice”). The E-Proxy Notice contains instructions on how you can receive a paper copy of the proxy statement and our Annual Report.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. Instructions for stockholders of record who wish to vote using a toll-free telephone number, the Internet or transmittal of a proxy card by mail are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian, as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.
We look forward to having you attend the Annual Meeting.
Sincerely,

Peter Quick
Chairman of the Board of Directors

Glenn H. Stevens
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 7, 2017.
This proxy statement and our Annual Report to stockholders are available at www.proxyvote.com.
Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 7, 2017
The 2017 Annual Meeting of stockholders of GAIN Capital Holdings, Inc. (the “Annual Meeting”) will be held on July 7, 2017 at 11:00 a.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2017AM, for the following purposes:

(1)	To elect three (3) Class I Directors to serve until the 2020 Annual Meeting of stockholders, or until their successors shall have been duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	To hold an advisory vote on the Company’s named executive officer compensation;

(4)	To hold an advisory vote on the frequency with which our stockholders will have an advisory vote on the Company’s named executive officer compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
Holders of record of our common stock at the close of business on May 10, 2017 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or, if a proxy card has been received by mail, by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.
IT IS IMPORTANT THAT YOUR SHARES BE VOTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE E-PROXY NOTICE. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION, AS DESCRIBED IN THE ACCOMPANYING PROXY MATERIALS.

May 17, 2017    By Order of the Board of Directors,

Diego Rotsztain
Executive Vice President,
General Counsel and Secretary

GAIN CAPITAL HOLDINGS, INC.
Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of GAIN Capital Holdings, Inc. (the “Board of Directors”) of proxies to be voted at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, July 7, 2017 at 11:00 a.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2017AM, and at any adjournment or adjournments thereof. Holders of record of shares of our common stock, $0.00001 par value (“Common Stock”), as of the close of business on May 10, 2017, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of April 30, 2017, there were 47,680,122 shares of Common Stock issued and outstanding (excluding shares held by the Company as treasury stock). Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.
In this proxy statement, “GAIN”, “Company”, “we”, “us”, and “our” refer to GAIN Capital Holdings, Inc. and, except as otherwise specified herein, include GAIN’s subsidiaries.
PROPOSALS
If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning a proxy card, which you may have elected to receive by mail, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, and the proxy card is signed, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the election of three (3) Class I Directors to serve until the 2020 Annual Meeting of Stockholders, or until their successors shall have been duly elected and qualified;

(2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	FOR the advisory approval of the Company’s named executive officer compensation;

(4)
for a frequency of every THREE (3) YEARS with respect to the advisory vote on the frequency with which our stockholders will have an advisory vote on the Company’s named executive officer compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
The Board of Directors does not know of any matters other than proposals (1) through (4) listed above to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (1) written notice addressed to and received by our Secretary, (2) by submitting a duly executed proxy bearing a later date, (3) granting a subsequent proxy through the Internet or telephone, or (4) by electing to vote at the Annual Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted.
REQUIRED VOTE
In an uncontested election, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Cumulative voting for the election of directors is not permitted.

The affirmative vote by the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 and for the advisory vote to approve the Company’s named executive officer compensation, provided a quorum is present in person or by proxy.

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency selected by the stockholders for the holding of an advisory vote on the compensation of our named executive officers, provided a quorum is present in person or by proxy.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date will constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors or the ratification of the selection of our independent registered public accounting firm because they are not considered “votes cast” under Delaware law.
If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.
Information About These Proxy Materials
Why you received these proxy materials. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:
Broadridge Corporate Issuer Solutions, Inc.
1717 Arch Street, Suite 1300
Philadelphia, PA 19103
Telephone: (800) 830-4936

Notice of Internet Availability of Proxy Materials. In accordance with rules and regulations adopted by the SEC, we are furnishing proxy materials to all of our stockholders over the Internet. On or about May 17, 2017, we will begin distributing to all stockholders a notice containing instructions on how to access our 2017 proxy statement and Annual Report and vote online at www.proxyvote.com (the “E-Proxy Notice”). The E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders may sign up to receive future E-Proxy Notices and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs, eliminate bulky paper documents from your personal files and mitigate the environmental impact of our Annual Meeting. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.investorvote.com (for holders of record) or www.proxyvote.com (for holders through intermediaries) or contact our transfer agent or your broker.

Householding. The SEC’s rules permit us to deliver a single E-Proxy Notice or a set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one E-Proxy Notice or a set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the E-Proxy Notice or Annual Meeting materials, contact:
Broadridge Corporate Issuer Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Telephone: (800) 542-1061

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future E-Proxy Notices or Annual Meeting materials and other communications for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS
What is the purpose of the 2017 Annual Meeting of Stockholders?
At the Annual Meeting of Stockholders, our stockholders will be asked to:

(1)	Elect three Class I Director nominees;

(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	Hold an advisory vote to approve the Company’s named executive officer compensation;

(4)	Hold an advisory vote to determine the frequency with which our stockholders will have an advisory vote on executive compensation; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
Who is entitled to vote?
The record date for the Annual Meeting is May 10, 2017. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. As of April 30, 2017, there were 47,680,122 shares of Common Stock issued and outstanding (excluding shares held by the Company as treasury stock).
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, brokerage firm or similar institution on a person’s behalf.
For shares held in street name, your bank or brokerage firm will not be able to vote your shares with respect to the election of directors if you have not provided them with directions as to how to vote your shares that they hold.
Am I entitled to vote if my shares are held in “street name”?
If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
If you do not give instructions to your bank or brokerage firm within ten days of the Annual Meeting, the record holder may vote on matters that the New York Stock Exchange (“NYSE”) determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification of Appointment of the Independent Registered Public Accounting Firm (proposal (2)) is a routine matter, while proposals (1), (3) and (4) are non-routine matters. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Therefore, your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Broker non-votes do not count as votes for or against any proposal. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.
As the beneficial owner of shares of Common Stock, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares at the Annual Meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date will constitute a quorum.

Who can attend the 2017 Annual Meeting of Stockholders?
All of the Company’s stockholders entitled to vote at the Annual Meeting may attend our 2017 Annual Meeting of Stockholders via live webcast at www.virtualshareholdermeeting.com/gcap2017AM.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote, may adjourn the Annual Meeting.
How do I vote?
Stockholders of record can vote while attending the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	by Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the E-Proxy Notice or proxy card;

•	by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the E-Proxy Notice or proxy card; or

•	by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have elected to receive by mail.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 p.m., Eastern Time, on July 6, 2017.
If your shares are held in the name of a bank, brokerage firm or other record holder, you will receive instructions from the record holder. You must follow the instructions of the record holder in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	granting a subsequent proxy through the Internet or telephone;

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of GAIN prior to or at the Annual Meeting; or

•	electing to vote while attending the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote while attending the Annual Meeting.

Who will count the votes?
Representatives of Broadridge Corporate Issuer Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.
How does the Board of Directors recommend I vote on the proposals?
The Board of Directors recommends that you vote:

(1)	FOR the election of each of the Class I Director nominees;

(2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	FOR the advisory approval of the Company’s named executive officer compensation; and

(4)
for a frequency of every THREE (3) YEARS with respect to the advisory vote on the frequency with which our stockholders will have an advisory vote on the Company’s named executive officer compensation.

What if I do not specify how my shares are to be voted?
If you submit a signed proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holder will vote your shares in accordance with their best judgment.
How many votes are required to elect the director nominee?
In an uncontested election, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a contested election (i.e., one in which one or more candidates have been nominated by any of our stockholders in accordance with our Amended and Restated Bylaws), the voting standard will be a plurality of votes cast. Cumulative voting for the election of directors is not permitted. In the election of directors, stockholders may either vote “FOR” each nominee for election, “AGAINST” each nominee for election, or “ABSTAIN” from voting for one or more nominees for election. Shares that are represented by valid proxy cards or properly voted via the Internet and that are marked “ABSTAIN” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the properly submitted proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of each of the nominees for Class I Director named in this proxy statement. Our Corporate Governance Guidelines provide that an incumbent director nominee is expected to tender his or her resignation promptly if he or she fails to receive the required number of votes for re-election. If an incumbent director fails to receive the required vote for re-election and tenders his or her resignation, then, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration and action by our Board of Directors.
How many votes are required to ratify the appointment of our independent registered public accounting firm?
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

How many votes are required for the advisory vote to approve the compensation of our named executive officers?

The approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal for the advisory vote to approve the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

How many votes are required for the advisory vote to recommend the frequency of the advisory vote on the compensation of our named executive officers?

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by our stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.
What is an abstention and how will abstentions be treated?
An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “abstain” have no effect on the election of directors or the ratification of our independent registered public accounting firm for the year ending December 31, 2017, the advisory approval of the Company’s named executive officer compensation, or the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

What are broker non-votes and what effect do they have on the proposals?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors or the advisory approval of named executive officer compensation. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals relating to non-routine matters. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.
Where can I find the voting results of the 2017 Annual Meeting of Stockholders?
We plan to announce preliminary voting results at the Annual Meeting and we will include the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.
Proxy Solicitation
We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of this proxy statement, the Annual Report, the E-Proxy Notice, the proxy card and any additional information furnished to stockholders. Copies of our E-Proxy Notice will be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation material to such beneficial owners. We will bear the cost of maintaining a website compliant with SEC regulations to provide internet availability of this proxy statement, our Annual Report and proxy card. We have retained Broadridge Corporate Issuer Solutions, Inc. in connection with this Annual Meeting to provide such a web hosting facility for such purposes. No additional compensation will be paid to our directors, officers or other employees in connection with our Annual Meeting.
Independent Registered Public Accounting Firm
We have been advised that a representative of KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2016, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to questions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Third Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, with each class serving a consecutive three-year term. Currently, our Board of Directors is comprised of six members.
The term of the current Class I Directors will expire on the date of the Annual Meeting. The nominees for election as the Class I Directors at the Annual Meeting are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each candidate for election. If elected, the nominees are expected to serve for a three-year term expiring at the Annual Meeting of Stockholders of the Company in 2020 or until their successors have been elected and qualified. Each of the nominees has expressed his willingness to serve as a director if elected, and the Board of Directors expects that each nominee will be available for election as a director. However, if by reason of an unexpected occurrence, a nominee is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Nominating and Corporate Governance Committee may propose.
Set forth in the table below is certain information about the nominees for election as Class I Directors, as well as those members of the Board of Directors whose current terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of GAIN, business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

DIRECTOR NOMINEES

Class I Directors (Nominees for Election)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Peter Quick Chairman of the Board of Directors Member of Audit Committee Member of Compensation Committee Chairman of Nominating and Corporate Governance Committee	61	2006
Since May 2005, Mr. Quick has acted as a private investor managing a diversified portfolio of public and private investments. He is currently a partner of Burke & Quick Partners, LLC, a holding company for a registered broker dealer, Burke & Quick, LLC. Mr. Quick also serves as the mayor of the Village of Mill Neck, NY. From July 2000 to May 2005, Mr. Quick served as the President and member of the Board of Governors of the American Stock Exchange, or AMEX. Prior to joining the AMEX, Mr. Quick served from January 1983 to March 2000 as President and Chief Executive Officer of Quick & Reilly, Inc., a leading national discount brokerage firm, which was acquired by Fleet Bank. Mr. Quick currently serves as a member of the Board of Directors of Medicure, Inc., a publicly held pharmaceutical company focused on cardiovascular and cerebral vascular therapeutics, and as a Director at First of Long Island Corporation and First National Bank of Long Island. Mr. Quick received a BS in Civil Engineering from the University of Virginia. Mr. Quick also served for four years as an officer in the U.S. Navy.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Glenn H. Stevens President and Chief Executive Officer Member of Risk Committee	54	2007
Since June 2007, Mr. Stevens has served as our President and Chief Executive Officer and a member of our Board of Directors. From February 2000 to May 2007, Mr. Stevens served as head of our global trading operations. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Thomas Bevilacqua	60	2011
Since 2007, Mr. Bevilacqua has served as a Managing Director with VantagePoint Capital Partners. Prior to joining VantagePoint, Mr. Bevilacqua served from 1998 to 2003, as Executive Vice President of E*TRADE Financial in charge of Corporate Development and Strategy. While at E*TRADE, Mr. Bevilacqua founded ArrowPathVentures, an early stage venture capital fund that was later spun out. Mr. Bevilacqua served as the Managing Partner of ArrowPath from 2000 through 2007. Mr. Bevilacqua currently serves as a member of the Board of Directors of WageWorks, Inc., Edo Interactive Inc., Livescribe, Inc., Brightsource Energy and Innotas, Inc. Mr. Bevilacqua received a BS in Business Administration from the University of California at Berkeley and a JD from the University of California in San Francisco (Hastings College).

OTHER DIRECTORS
Class II Director (Term Shall Expire at the 2018 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher S. Sugden Member of Audit Committee Chairman of Compensation Committee Member of Nominating and Corporate Governance Committee	47	2006
Since 2009, Mr. Sugden has served as Managing Partner and Chairman of the Investment Committee of Edison Ventures’ growth capital fund. From April 2002 to May 2007, Mr. Sugden held various positions with Edison Ventures, including Partner and Principal. From January 1999 to December 2001, Mr. Sugden served as Executive Vice President and Chief Financial Officer of Princeton eCom, a privately held financial services software company. Mr. Sugden currently serves as a member of the Board of Directors of Billtrust, Inc., Business Financial Services, Inc., Compliance Science, Inc., Operative Media, Inc., Options City, Inc., and Trader Tools, Inc. A certified public accountant, Mr. Sugden received a BA in Accounting, with Honors, from Michigan State University.

Class III Directors (Terms Shall Expire at the 2019 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Joseph Schenk Chairman of Audit Committee Member of Compensation Committee Member of Risk Committee Member of Nominating and Corporate Governance Committee	58	2008
Mr. Schenk currently serves as the Managing Director for Westaim Corp., a Canadian investment firm. Prior to joining Westaim, from October 2012 through March 2016, Mr. Schenk worked with The Carlyle Group as a Senior Advisor. Prior to that, Mr. Schenk served as Chief Executive Officer of First NY Securities, LLC, a principal trading firm, beginning in June 2009. From June 2008 to March 2009, Mr. Schenk served as Chief Executive Officer of Pali Capital, Inc., a financial services firm. From January 2000 until December 2007, Mr. Schenk served as Chief Financial Officer and Executive Vice President of Jefferies Group, Inc. ("Jefferies"), a full-service investment bank and institutional securities firm. Mr. Schenk also served as Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk served as Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc. (now Talk America Holdings, Inc.). From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, with Jefferies. Mr. Schenk received a BS in Accounting from the University of Detroit.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher W. Calhoun Chairman of Risk Committee	46	2010
From April 2009 to October 2010, Mr. Calhoun served as our part-time Senior Advisor, and our Corporate Secretary from June 2007 to October 2010. From June 2008 to April 2009, Mr. Calhoun served as our Managing Director. From December 2005 to July 2008, Mr. Calhoun served as our Chief Operating Officer. From November 2000 to December 2005, Mr. Calhoun served in various positions with us, including Vice President of Operations and Vice President of Business Technology. From March 1992 to March 2000, Mr. Calhoun served in a number of executive level roles, including Chief Operating Officer of FNX Limited, an international provider of trading and risk-management systems. Mr. Calhoun currently serves as Chief Executive Officer and Chairman of the Board of Scivantage, Inc. and as a non-executive member of the Board Of Directors of Gain Capital UK Ltd, our UK-based operating subsidiary.   Mr. Calhoun received a BS in Finance and an MBA from La Salle University.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors, considered as a group, provide a broad mix of experience, knowledge and abilities that allow the Board of Directors to fulfill its responsibilities. Our Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic companies, as well as experience serving on other companies’ boards of directors, which provides an understanding of different business processes, challenges and strategies facing boards of directors and other companies. Each member of our Board of Directors possesses certain attributes, skills and experiences that we, and the Board of Directors, believe uniquely qualify each director to serve on our Board of Directors. The following highlights the specific experience, qualification, attributes and skills of our individual directors that have led our Nominating and Corporate Governance Committee to conclude that these individuals should serve on our Board of Directors:

Mr. Quick, the former President of the American Stock Exchange and President and Chief Executive Officer of Quick & Reilly, Inc., has significant operational and corporate governance experience. Mr. Quick is Chairman of the Board of Directors.

Mr. Stevens, our current President and Chief Executive Officer, has more than 25 years of experience in the forex industry.

Mr. Bevilacqua, a representative of VantagePoint Capital Partners, one of our largest stockholders, has extensive expertise in the on-line brokerage and private equity industries.

Mr. Sugden has extensive investment experience as a venture capitalist and financial expertise as a former Chief Financial Officer.

Mr. Schenk, the former Chief Financial Officer of Jefferies, has both financial expertise and financial markets experience.

Mr. Calhoun, our former Managing Director and Chief Operating Officer, has both operational and forex industry experience.

Vote Required for Election
A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. You can access these documents in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab or by writing to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.
Independence of Directors
Our Board of Directors has determined that each of the members of the Board of Directors, with the exception of Glenn H. Stevens, who serves as our President and Chief Executive Officer, is independent as that term is defined under the applicable independence listing standards of the New York Stock Exchange (“NYSE”). The NYSE independence standards include a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members have engaged in various types of business dealings with us. In addition, as further required by the NYSE rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Meetings
Under our Corporate Governance Guidelines, directors are responsible for attending the meetings of the Board of Directors, meetings of committees on which they serve and the annual meeting of stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. Our Board of Directors held nineteen meetings during the year ended December 31, 2016. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors held during the period in which he served as a director and the total number of meetings held by any committee on which he served during the period. Mr. Quick attended the Company’s 2016 Annual Meeting of Stockholders.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. Since December 2010, our leadership structure has separated the Chairman of the Board of Directors and Chief Executive Officer roles into two positions. Currently, Peter Quick is the Chairman of the Board of Directors and Glenn H. Stevens is the President and Chief Executive Officer. The Board of Directors determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company or other relevant factors. After considering these factors, the Board of Directors determined that continuing to separate the positions of Chairman of the Board of Directors and Chief Executive Officer is the appropriate leadership structure at this time. The Board of Directors believes that its independence and its ability to provide oversight of our management and risks are best served through the combination of the independent Chairman, the composition of the Board of Directors and its committee system. If in the future the Board of Directors determines that it would be in the Company’s interest to have a non-independent Chairman, it will appoint an independent Lead Director.
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our business and risks. Our Board of Directors regularly reviews information regarding our financial results, liquidity and operations, as well as risks associated with each. Our Compensation Committee is responsible for overseeing and managing our compensation plans and arrangements. The Audit Committee oversees, reviews and manages our financial risks. The Nominating and Corporate Governance Committee monitors and manages the independence of our Board of Directors and potential conflicts of interest among members of the Board of Directors. The Risk Committee oversees our risk-management practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board of Directors about such risks.
Election Arrangements

On December 10, 2014, we entered into a letter agreement with VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners, L.P.

(collectively, the "VPVP Funds"), pursuant to which we agreed to extend certain rights previously granted to the VPVP Funds to designate a nominee (the "VPVP Designee") to serve on our Board of Directors. These rights had expired on their terms immediately prior to our 2014 Annual Meeting of Stockholders on June 25, 2014. Pursuant to the letter agreement, in the event that Thomas Bevilacqua, the current VPVP Designee, shall cease to serve on the Board for any reason, the vacancy resulting thereby shall be filled promptly by appointment to the Board of a VPVP Designee designated by the VPVP Funds. The agreement also provides that if the VPVP Designee resigns due to his failure to receive sufficient votes to be elected, the Board shall fill the vacancy with a different individual designated by the VPVP Funds, and that if the VPVP Designee is not elected following an election contest, the Board will expand the size of the Board and appoint a different individual designated by the VPVP Funds to fill the newly created vacancy. The individual designated as the VPVP Designee must, in each case, meet director independence requirements applicable to all directors of the primary exchange on which our common stock is listed for trading, currently the New York Stock Exchange ("NYSE"), as well as the criteria for director nominees generally as adopted by our Nominating and Corporate Governance Committee from time to time. Our obligations under the letter agreement will terminate on the earliest to occur of (i) such time when the VPVP Funds are the beneficial owners, in the aggregate, of less than five percent (5%) of our outstanding capital stock, (ii) immediately after our 2017 Annual Meeting of Stockholders and (iii) such time as the VPVP Funds notify us that they no longer require a VPVP Designee to serve on the Board of Directors.

Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent under certain circumstances. The independent members of our Board of Directors also regularly hold separate executive session meetings at which only independent directors are present. The Chairman of the Board of Directors presides over the executive session meetings. In the event that the Chairman of the Board of Directors was not independent, the Lead Director would preside over the executive session meeting, or, in the event that the Lead Director was absent from the executive session meeting, the non-management members of the Board would designate a different director to preside over the executive session meeting. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board of Directors. Except for our Risk Committee, which includes Mr. Stevens, each member of each committee of our Board of Directors qualifies as an independent director in accordance with the applicable NYSE standards and SEC rules and regulations. Each committee of our Board of Directors has adopted a written charter approved by our Board of Directors, each of which is posted in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab.

Audit Committee
The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end results of operations and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our Code of Business Conduct and Ethics, and for the confidential, anonymous submission by our employees of concerns regarding these matters.
The current members of our Audit Committee are Mr. Schenk, who serves as Chairman, Mr. Quick and Mr. Sugden. Each of the members of the Audit Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Audit Committee members.
Our Board of Directors has determined that Mr. Schenk is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings during the year ended December 31, 2016.

Compensation Committee
The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of any equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters and has authority, in its sole discretion, to retain and set compensation of any advisors to the Compensation Committee. The Compensation Committee may delegate authority to individual Compensation Committee members or such subcommittees as the Compensation Committee deems appropriate and the Compensation Committee may review the actions of all such individuals or subcommittees, as appropriate.
The current members of our Compensation Committee are Mr. Sugden, who serves as Chairman, Mr. Schenk and Mr. Quick. Each of the current members of the Compensation Committee is independent as defined by the applicable NYSE listing standards currently applicable to Compensation Committee members. The Compensation Committee held five meetings during the year ended December 31, 2016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. When identifying director nominees, our Board of Directors considers the qualifications and skills represented on our Board of Directors. One of the considerations evaluated by our Board of Directors is the diversity of experience and background of directors. This consideration is broad and is consistent with our Company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender. Our Board of Directors seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board of Directors, to the Company and to our stockholders. There are no specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee; however, desired qualities that are considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting us; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to us and concern for our success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring our good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.
The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board of Directors, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee also considers stockholder recommendations for Board of Director nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board of Directors, management, stockholders or others.
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders. In accordance with our Amended and Restated Bylaws, stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee should submit information about their nominees in writing to the Company’s Secretary, (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.
The stockholder’s notice to the Secretary shall set forth as to each proposed nominee: (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the Company which are beneficially owned by such person, (4) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. Our Amended and Restated Bylaws also include additional notice requirements with respect to those giving the notice.

Our Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.
The current members of our Nominating and Corporate Governance Committee are Mr. Quick, who serves as Chairman, Mr. Schenk and Mr. Sugden. Each of the members of the current Nominating and Corporate Governance Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2016.
Risk Committee
The Risk Committee assists our Board of Directors in overseeing our risk-management practices. Our Risk Committee reviews risk reports generated by our management to ensure that we are effectively identifying, monitoring and controlling market, credit, operational, legal, regulatory risks and other risks relevant to the Company’s operations. As appropriate, our Risk Committee communicates with other committees with respect to risk issues. In addition, the Risk Committee has oversight responsibilities for risks relating to our balance sheet (primarily our trading portfolio, capital and liquidity) and the impact of market conditions and interest rates on our operations.
The current members of our Risk Committee are Mr. Calhoun, who serves as the Chairman, Mr. Stevens and Mr. Schenk. Messrs. Calhoun and Schenk are independent as defined by the applicable NYSE listing standard. The Risk Committee held four meetings during the year ended December 31, 2016.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors as a group or with our independent directors may do so by writing to the Board of Directors, c/o Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921. The Secretary will review all correspondence and regularly forward to the Board of Directors or independent directors, as applicable, all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy in our Code of Business Conduct and Ethics, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll-free telephone "hotline" or web-based reporting system operated by an independent third party. All communications through our Whistleblower Policy are sent to Peter Quick, the Chairman of our Board of Directors and Joseph Schenk, the Chairman of our Audit Committee. A copy of our Code of Business Conduct and Ethics, which contains our Whistleblower Policy, is available in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC will be disclosed in the Company’s filings with the SEC and on our website at www.gaincapital.com.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10 percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. We are required to report in this proxy statement any failure in 2016 of any such person to file any of these reports prior to the required due dates. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from our executive officers and directors, during the year ended December 31, 2016, all persons subject to the reporting requirements of Section 16(a) filed the required reports with the SEC on a timely basis.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Sugden, Mr. Quick and Mr. Schenk. No current member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.
During the year ended December 31, 2016, none of our executive officers served as members of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2016, we have not entered into any transactions with related persons, nor are there any currently proposed transactions with related persons, involving more than $120,000.

REVIEW OF RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written Code of Business Conduct and Ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition to the Code of Business Conduct and Ethics, our Board of Directors has adopted a Related Person Transaction Policy in order to assist the Board of Directors in reviewing, approving and ratifying related person transactions and to assist the Company in complying with its disclosure obligations. Under the Related Person Transaction Policy, any transaction involving the Company in which a related person has a direct or indirect material interest must be approved or ratified by the Board of Directors. In approving or rejecting such proposed transactions, the Board of Directors considers the facts and circumstances that are available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Board of Directors will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Board of Directors determines in the good-faith exercise of its discretion. Copies of each of the Code of Business Conduct and Ethics and the Related Person Transaction Policy are posted in the “Investor Relations” section of our website (ir.gaincapital.com) under the “Governance” tab.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of May 1, 2017 (or such other date as is indicated in the footnotes following the table), by each person known by the Company to own more than 5% of our Common Stock, each of our directors and each of the executive officers identified in the 2016 Summary Compensation Table and by all of the Company’s directors and current executive officers as a group (9 persons). Unless otherwise stated in the footnotes to the table below, the table lists the number of shares and percentage of shares beneficially owned as of April 30, 2017, based on 47,680,122 shares of Common Stock outstanding as of such date (excluding 5,346,050 shares held by the Company as treasury stock). Information in the table is derived from SEC filings made by such persons under Section 13 and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other information received by the Company. The number of shares beneficially owned in the table below have been calculated pursuant to the rules and regulations promulgated by the SEC under Section 13 of the Exchange Act, and include securities of the Company that the persons and entities named below have the right to acquire within 60 days. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise stated in the footnotes to the table below, the business address of each person listed is c/o GAIN Capital Holdings, Inc., Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
VantagePoint Capital Partners Entities(1)	9,207,553	19.3%
Richard Mashaal and Senvest Management, LLC(2)	4,761,687	9.9%
Fox & Trot Limited(3)	4,629,950	9.7%
Gary L. Tilkin(4)	3,625,721	7.6%
Directors and Executive Officers
Christopher S. Sugden(5)	113,492	*
Christopher W. Calhoun(6)	48,058	*
Joseph Schenk(7)	154,369	*
Peter Quick(8)	204,122	*
Thomas Bevilacqua(9)	69,596	*
Glenn H. Stevens(10)	1,761,255	3.6%
Nigel Rose(11)	29,889	*
Diego A. Rotsztain(12)	93,244	*
Samantha Roady(13)	249,465	*
All Directors and Executive Officers as a Group	2,723,490	5.6%

*	Represents ownership of less than 1.0%.

(1)
Includes (i) 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,956 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., (iv) 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P. and (v) 63,849 shares held by VantagePoint Management, Inc., in each case as reported on a Schedule 13G/A filed on February 14, 2017 with respect to shares held at December 31, 2016 and 69,596 restricted stock units granted to Mr. Bevilacqua as director compensation, 2,095 of which will vest in the next sixty days. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares, other than those held by VantagePoint Management, Inc. Alan E. Salzman, Managing Member of VantagePoint Venture Associates IV, L.L.C. and Chief Executive Officer of VantagePoint Management, Inc., may be deemed to beneficially own the shares. Mr. Bevilacqua disclaims beneficial ownership of all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua, and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(2)
Amounts shown were reported in a Schedule 13G/A filed by Senvest Management, LLC and Richard Mashaal on February 13, 2017 with respect to amounts held at December 31, 2016. According to that Schedule 13G/A, Senvest Management, LLC and Mr. Mashaal had shared voting and dispositive power with respect to 4,761,687 shares of Common Stock. According to the Schedule 13G/A, the reported securities are held in the accounts of Senvest Master

Fund, L.P. and Senvest International L.L.C. The address of Senvest Management, LLC and Mr. Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(3)
Amounts shown were reported in a Schedule 13G filed by Fox & Trot Limited, Tom Scarborough, Tina Kilmister-Blue and Frederick Morton on February 16, 2016 with respect to amounts held at December 31, 2015. According to that Schedule 13G, Fox & Trot Limited, Ms. Kilmister-Blue and Messrs. Scarborough and Morton had shared voting and dispositive power with respect to 4,629,950 shares of Common Stock. According to that Schedule 13G, Fox & Trot Limited is the record holder of the shares, while Ms. Kilmister-Blue and Messrs. Scarborough and Morton are directors of Fox & Trot Limited who disclaim beneficial ownership of the shares held by Fox & Trot Limited. The address of Fox & Trot Limited, Ms. Kilmister-Blue and Messrs. Scarborough and Morton is Citypoint Level 28, One Ropemaker Street, London, EC2Y 9AW.

(4)	Amounts shown were reported in a Schedule 13G filed by Mr. Tilkin on October 4, 2013. The address of Mr. Tilkin is 618 Kenmoor SE, Grand Rapids, MI 49546.

(5)	Includes 2,095 unvested restricted stock units that will vest in the next sixty days.

(6)	Includes 2,095 unvested restricted stock units that will vest in the next sixty days.

(7)	Includes (i) 52,024 options vested and (ii) 2,095 unvested restricted stock units that will vest in the next sixty days.

(8)
Includes (i) 52,024 options vested, (ii) 2,095 unvested restricted stock units that will vest in the next sixty days, (iii) 10,000 shares owned by an IRA, of which Mr. Quick disclaims beneficial ownership of except to the extent of his pecuniary interest therein and (iv) 20,000 shares owned by a family limited liability company, of which Mr. Quick disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

(9)
Includes 2,095 unvested restricted stock units that will vest in the next sixty days. VantagePoint Venture Associates IV, L.L.C. has voting and investment control over the shares reported. Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(10)	Includes (i) 505,987 options vested, (ii) 48,615 options that will become exercisable in the next sixty days and (iii) 64,697 unvested restricted stock units that will vest in the next sixty days.

(11)	Includes (i) 3,279 options vested, (ii) 9,012 options that will become exercisable in the next sixty days and (iii) 12,867 unvested restricted stock units that will vest within the next sixty days.

(12)	Includes (i) 42,816 options vested, (ii) 13,702 options that will become exercisable in the next sixty days and (iii) 18,454 restricted stock units that will vest in the next sixty days.

(13)	Includes (i) 60,834 options vested, (ii) 11,098 options that will become exercisable in the next sixty days and (iii) 14,872 restricted stock units that will vest in the next sixty days.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the Company’s compensation plans under which equity compensation was authorized as of December 31, 2016.

Number of
securities remaining
	Number of	Weighted-average	available for future
	securities to be	exercise price	issuance under
	issued upon exercise	of	equity compensation
	of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,392,633	$6.13	4,428,791

DIRECTOR COMPENSATION
Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who currently serve on our Board of Directors. Directors who are also our employees do not receive any additional compensation for their service as directors.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter Quick	107,000	84,993	—	—	191,993
Joseph Schenk	70,000	84,993	—	—	154,993
Christopher W. Calhoun	57,250	84,993	—	—	142,243
Thomas Bevilacqua(4)	—	84,993	—	—	84,993
Christopher S. Sugden	55,500	84,993	—	—	140,493

(1)
Mr. Stevens, a current director, as well as President and Chief Executive Officer of the Company, is not included in this table because, as an employee of the Company, he does not receive any fees for service as a director.

(2)
Our standard fee arrangements for non-employee directors in effect during 2016 included a $30,000 annual cash retainer for service as a director and an additional retainer fee of $40,000 for serving as a chairperson of the Board. The chairpersons of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are also entitled to an additional annual retainer fee of $10,000. All retainers are payable quarterly and pro-rated for service of less than a full quarter. Our non-employee directors are also entitled to additional compensation for attendance at in-person or telephonic board of directors or committee meetings of $1,500 for each in-person board of directors meeting attended, $750 for each telephonic board of directors meeting attended and $750 for each committee meeting, in-person or telephonic, attended. The following table sets forth the break-down of the fees paid to our current non-employee directors during 2016:

Name	Retainer Fees	Chair Fees	Meeting Fees	Total
Peter Quick	$30,000	$50,000	$27,000	$107,000
Joseph Schenk	30,000	10,000	30,000	70,000
Christopher W. Calhoun	30,000	10,000	17,250	57,250
Thomas Bevilacqua	—	—	—	—
Christopher S. Sugden	30,000	—	25,500	55,500

(3)
In 2016, each non-employee director was eligible to receive an annual grant of 12,573 restricted stock units under our 2015 Omnibus Incentive Compensation Plan. These grants vest in twelve monthly installments, beginning on August 1, 2016, one month from the day after our 2016 Annual Meeting of Stockholders. The amounts reported represent the aggregate grant date fair value of the restricted stock unit grants made to the non-employee director under FASB ACS 718, Compensation — Stock Compensation. For information on assumptions used in determining the fair value of these restricted stock units, refer to Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 15, 2017. The aggregate number of shares underlying restricted stock units outstanding as of December 31, 2016 for each of our current non-employee directors was as follows:

Name	Number of Shares Underlying Restricted Stock Grant	Number of Shares Unvested
Peter Quick	12,573	7,338
Joseph Schenk	12,573	7,338
Christopher W. Calhoun	12,573	7,338
Thomas Bevilacqua	12,573	7,338
Christopher S. Sugden	12,573	7,338

For a description of our equity award grant practices for directors, see “Equity Award Grant Practices” in the Compensation Discussion and Analysis on page 31 of this proxy statement.

(4)
During 2016, Mr. Bevilacqua served on our Board of Directors as the representative of the VPVP Funds, significant holders of our common stock, and waived his right to receive cash director fees. Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of December 31, 2016:

Name	Age	Position
Glenn H. Stevens	54	Chief Executive Officer, President and Director
Nigel Rose	51	Chief Financial Officer
Diego A. Rotsztain	47	General Counsel, Head of Corporate Development and Secretary
Samantha Roady	47	President - Retail

Glenn H. Stevens has served as our President and Chief Executive Officer since June 2007 and as a member of our Board of Directors since June 2007. From February 2000 to May 2007, Mr. Stevens served as one of our Managing Directors. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.
Nigel Rose has served as our Chief Financial Officer since October 2015, when he assumed the role from Jason Emerson, who served as our Chief Financial Officer from September 2013 until his resignation from the company effective October 1, 2015. Prior to becoming our Chief Financial Officer, Mr. Rose served as our Group Finance Director, a role he began when we acquired City Index (Holdings) Limited and its subsidiaries on April 1, 2015. Prior to the acquisition, from March 2010 through March 2015, Mr. Rose served as the Chief Financial Officer of the City Index group. From 2003 to 2010, he served at Rank Group plc as Finance Director for its online division, having joined Blue Square in 2000, which was a start-up online gambling company that was subsequently acquired by Rank in 2003. Prior to joining Blue Square, Mr. Rose held various senior positions at companies in the telecoms, media and broking industries. An Associate of the Chartered Institute of Management Accountants, Mr. Rose received a BSc 1st class with honors in Agricultural Economics from the University of Newcastle Upon Tyne.
Diego A. Rotsztain has served as our Executive Vice President, General Counsel and Secretary since January 2011. Mr. Rotsztain has also served as Head of Corporate Development since 2012. From January 2010 to January 2011, Mr. Rotsztain was a Corporate and Securities Partner at Mayer Brown LLP where he specialized in securities and merger and acquisition transactions and representing public and private companies on their SEC reporting obligations, corporate governance matters and other day-to-day activities. Mr. Rotsztain was an Associate in the capital markets group of Davis Polk & Wardwell LLP from November 1998 to December 2009 where he had similar responsibilities. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York. Mr. Rotsztain received his law degree from Columbia University School of Law and a BA in Economics from Tufts University.
Samantha Roady has served as our President - Retail since March 2016. Prior to that, she served as our Chief Commercial Officer from September 2013 to March 2016. Prior to that, Ms. Roady served as our Chief Marketing Officer from August 2006 to September 2013. From September 1999 until August 2006, she was our Senior Vice President, Marketing. From November 1994 to October 1999, Ms. Roady served as Director of marketing for FNX Limited, a privately-held provider of trading and risk-management solutions to the international financial community. Ms. Roady is registered with the CFTC and NFA as a principal. Ms. Roady received a BA in International Affairs from James Madison University.

COMPENSATION DISCUSSION AND ANALYSIS
This section explains how and why the Board of Directors made decisions with respect to the 2016 compensation of Glenn H. Stevens, our President and Chief Executive Officer (our “Chief Executive Officer”); Nigel Rose, who has served as our Chief Financial Officer since October 1, 2015; Diego A. Rotsztain, our General Counsel, Head of Corporate Development and Secretary; and Samantha Roady, our President - Retail (collectively, the “Named Executive Officers”). The compensation of the Named Executive Officers is disclosed in the Summary Compensation Table and supplemental tables presented in this report. The Compensation Discussion and Analysis appearing in this section (the “CD&A”) includes information regarding, among other things, our executive compensation philosophy, objectives and policies, as well as a discussion of each element of compensation.
Introduction

We are a global provider of trading services and solutions, specializing in over-the-counter, or OTC, and exchange-traded markets. Our retail, institutional and futures segments service customers in more than 180 countries worldwide, and we conduct business from our offices in Bedminster, New Jersey; Jersey City, New Jersey; London, England; Cornwall, England; Chicago, Illinois; Powell, Ohio; Tokyo, Japan; Sydney, Australia; Beijing, China; Shanghai, China; Pembroke, Bermuda; Hong Kong, Dubai, U.A.E. and Singapore.

We offer our customers access to a diverse range of over 12,500 financial products, including spot foreign exchange, or forex, and precious metals trading, as well as “contracts for difference”, or CFDs, which are investment products with returns linked to the performance of underlying assets. We offer CFDs on currencies, commodities, indices, individual equities, bonds and interest rate products. We also support trading of exchange-traded futures and options on futures on more than 30 global exchanges. In the United Kingdom, we offer spread bets, which are investment products similar to CFDs, but that offer more favorable tax treatment for residents of that country.

We have invested considerable resources since our inception to develop our proprietary trading platforms to provide our customers with advanced price discovery, trade execution and order management functions, while improving our ability to acquire and service our customers efficiently, as well as manage market and credit risk associated with our customer’s trading activity. Today our customers can trade through web-based, downloadable and mobile trading platforms and have access to innovative trading tools to assist them with research and analysis, automated trading and account management.

Summary of Our Executive Compensation Program
Program Objectives
Our executive compensation program is designed to further the Company’s annual and long-term business objectives by providing our executives with compensation that is competitive within our industry sector and that continues to offer an incentive to our executives to enhance the value of our Common Stock. Our annual incentive program links compensation directly to the attainment of both corporate and individual performance objectives established by the Board of Directors through the Compensation Committee on an annual basis. Our long-term incentive awards help to ensure that our executives make a long-term commitment to the growth and profitability of the Company and provide further alignment with stockholder interests.
Compensation Setting and Review Process
Our Compensation Committee annually reviews each of the Named Executive Officer’s total compensation, which includes base salary, annual cash incentive awards and long-term equity incentive awards. In reviewing the compensation levels for our executives, including the Named Executive Officers, the Compensation Committee considers the Company’s ongoing business strategy and growth, each individual executive’s past performance, experience, importance to our business, internal equity, the applicable terms of the executive’s employment agreement, prior year adjustments to compensation and historical grants of long-term incentive awards. As a general matter, the Compensation Committee has determined that the Company will continue to require highly experienced leaders, and motivating and retaining qualified executives will remain critical to our future success.
During the first quarter of each year, our Compensation Committee, with the input of our Chief Executive Officer, develops and approves an annual management incentive plan for the year for our executives, including the Named Executive Officers, which we refer to as the “MIP.” Awards under the MIP are determined based on the achievement of Company targets, such as annual revenue and/or adjusted EBITDA (which consists of the Company’s net income adjusted for depreciation, amortization, income tax, restructuring expenses and certain non-recurring items, and which we refer to in this report as “EBITDA”), and personal goals and objectives. In March 2016, the Compensation Committee determined that 30% of the 2016

MIP awards would be based upon achievement of a Company EBITDA target, 25% of the 2016 MIP awards would be based upon achievement of a Company annual revenue target, 30% of the 2016 MIP award would be based upon achievement of personal goals and objectives, and the remaining 15% of the 2016 MIP award would be based upon the annual price performance of the Company’s common stock measured against a peer index determined by the Compensation Committee. In past years, the Company’s practice has been to pay 30% of the MIP awards for a particular year following the first half of the year, based on semi-annual progress towards our annual revenue and EBITDA targets and achievement of personal objectives in the first half of the year, with the remaining 70% of the MIP awards being paid in the first quarter of the following year based on the achievement of our annual revenue and EBITDA targets and achievement of personal goals and objectives for the full year. However, due to the financial performance of the Company during the first half of 2016, the Company determined that no MIP Awards would be paid in July and the full 2016 MIP awards would be paid in the first quarter of 2017 based on the achievement for the full year 2016 of the goals and objectives described above.
In addition, during the first half of each year, the Compensation Committee determines the primary compensation elements for our executive officers, including our Named Executive Officers, for the year. For the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and approves the Company’s corporate goals and objectives and the Chief Executive Officer’s personal goals and objectives. Based on this evaluation, the Compensation Committee sets the base salary, annual cash incentive award and long-term equity incentive award for the Chief Executive Officer for the relevant year. For the other executive officers, including the Named Executive Officers, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the compensation elements for each executive officer and discusses with the Compensation Committee the personal goals and objectives for each executive officer. Based on the Chief Executive Officer’s recommendation and its independent review and analysis, the Compensation Committee, in its discretion, sets the base salary, annual cash incentive award and long-term equity incentive award for each executive officer for the relevant year.
In the first quarter of the year following the year in which the corporate and personal goals and objectives are set, the Compensation Committee reviews the performance of the Company and the Chief Executive Officer during the prior year, in light of the previously discussed corporate and personal goals and objectives, and determines the final amount of the annual cash incentive award payable to the Chief Executive Officer. For the other executive officers, the Chief Executive Officer provides the Compensation Committee with input regarding the achievement of each executive officer’s personal goals and objectives and makes a recommendation regarding the final amount of the annual cash incentive award payable to each executive officer. In light of the Company’s achievement of its corporate goals and objectives and the Compensation Committee’s independent review and analysis, the Compensation Committee, in its discretion, approves or modifies the Chief Executive Officer’s recommendation regarding the final amount of the annual cash incentive award for each executive officer (other than the Chief Executive Officer, which is discussed above).
The Compensation Committee generally determines the amounts of long-term equity incentive awards for our executive officers, including our Named Executive Officers, once each year, as further described below.
At our 2011 Annual Meeting of Stockholders, our stockholders voted, in non-binding advisory votes (i) to approve the compensation of our Named Executive Officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. At our 2014 Annual Meeting of Stockholders, our stockholders again voted, in a non-binding advisory vote, to approve the compensation of our Named Executive Officers. The Compensation Committee considers the results of the applicable advisory votes, along with many other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs’ ability to align the executive officers’ incentives with the short- and long-term goals of the Company, and the Compensation Committee’s views on market compensation practices and levels at peer companies in our industry based on publicly-available information and their experience in the industry, each of which is evaluated in the context of the Compensation Committee’s duty to act as the Directors determine to be in the stockholders’ best interests. Given the support stockholders expressed for the Company’s executive compensation programs at both the 2011 and 2014 Annual Meetings of Stockholders, the Compensation Committee elected to apply the same general principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2014, 2015 and 2016.
The Compensation Committee also reviews and discusses with management the CD&A prepared for inclusion in the Company’s annual report and proxy statement in accordance with SEC rules and, based upon such review and discussions, recommends to the Board of Directors whether such CD&A should be included in such annual report and proxy statement. The Compensation Committee oversees the administration of incentive compensation plans and equity-based plans for all executive officers and, on at least a yearly basis, reviews and approves these plans. The Compensation Committee has the authority, in its sole discretion, to retain and terminate a consulting firm to assist in the evaluation of executive compensation. The Compensation Committee may also retain and terminate independent legal, financial or other advisors as it may deem necessary. In addition, at least once a year, the Compensation Committee reviews and assesses the risk implications and incentives created by our executive compensation program and our compensation policies and practices for the Company as a whole. Through this review, the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reports to the Board of Directors regularly on its actions and deliberations.
Elements of Compensation
The primary compensation elements for our executives, including the Named Executive Officers, are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	retirement and other benefits.
In addition, during 2016, certain executives, including all of the Named Executive Officers, had employment agreements with the Company that provided for potential payments and benefits upon termination of employment for a variety of reasons, including, in some instances, following a change in control of the Company. For details, see “ — Potential Payments Upon Termination or Change in Control” below.

Compensation Actions in 2016 and 2017
Summary
The following is a summary of the actions taken in 2016 and 2017 affecting the 2016 compensation of the Named Executive Officers. Each of these actions was recommended, and approved, by the Compensation Committee or the Board of Directors. For a more detailed description of these actions, please refer to the sections entitled “— Base Salary,” “— Annual Incentive Awards” and “— Long-Term Equity Incentive Awards” following this summary.

•
In February 2016, the Compensation Committee determined to continue for 2016 the compensation philosophies it used in 2014 and 2015, which were to continue to pay for performance with competitive salaries, supplemented by rewarding employees through performance-based annual cash incentives and long-term equity compensation.

•
In March 2016, the 2016 EBITDA and annual revenue targets for the 2016 MIP were approved by our Compensation Committee. The Compensation Committee determined that 30% of the 2016 MIP awards would be based upon achievement of the Company EBITDA target, 25% of the 2016 MIP awards would be based upon achievement of the Company annual revenue target, 30% of the 2016 MIP award would be based upon achievement of personal goals and objectives, and the remaining 15% of the 2016 MIP award would be based upon the annual price performance of the Company’s common stock measured against a peer index determined by the Compensation Committee.

•
In May 2016, with respect to the 2016 long-term equity compensation, the Compensation Committee approved the granting of a total award made up of 80% restricted stock units and 20% non-qualified stock options, consistent with the 80% restricted stock units and 20% non-qualified stock options granted in 2015.

•
In March 2017, the Named Executive Officers received their 2016 annual incentive award payouts under the MIP. The Named Executive Officers’ respective annual incentive awards were based on the Company’s actual results as compared to the applicable EBITDA and annual revenue targets, recommendations made to the Compensation Committee by the Chief Executive Officer based on each individual’s (other than the Chief Executive Officer’s) achievement of their respective personal goals and objectives and discretionary adjustments made to the payouts by the Compensation Committee.

Mr. Stevens
Mr. Stevens’s total cash compensation is positioned higher than the other Named Executive Officers due to his unique background and experience in the financial services and forex industries. Mr. Stevens was previously Chief Forex Dealer at Merrill Lynch & Co., Inc. and was head of North American sales and trading at National Westminster Bank plc. Before moving to the position of Chief Executive Officer of our Company, Mr. Stevens was head of our global trading operations. The compensation paid to individuals that are head traders is among the highest paid at large banks and broker-dealers. Mr. Stevens’s background as a trader and his management skills make him a highly sought after executive. To attract and retain his services, we have determined that his compensation is required to be at a level commensurate with what we believe competing firms in the industry would pay for his services. In addition, consistent with compensation practices in the financial services and forex industries, a greater portion of Mr. Stevens’s compensation is derived from variable incentive compensation as compared to our other Named Executive Officers. For 2016, Mr. Stevens’s base salary accounted for 30% of his target total cash compensation and his target variable incentive compensation accounted for 70% of his target total cash compensation. Mr. Stevens’s 2016 long term equity award of 137,614 non-qualified stock options and 176,775 restricted stock units was determined by our Compensation Committee, which factored in the amount of total shares authorized under the provisions of the GAIN Capital Holdings, Inc. 2015 Omnibus Incentive Compensation Plan, as amended (the “2015 Plan”) for the 2016 grant pool. Given that Mr. Stevens is the highest paid employee and has the most responsibility, Mr. Stevens was issued the largest amount of restricted stock units and stock options.

Mr. Rose
Mr. Rose has served as our Chief Financial Officer since October 2015. Prior to becoming our Chief Financial Officer, Mr. Rose served as our Group Finance Director, a role he began when we acquired City Index (Holdings) Limited and its subsidiaries on April 1, 2015. Mr. Rose has strong financial and operational skills and an excellent understanding of our business. For 2016, Mr. Rose’s base salary accounted for 62% of his target total cash compensation and his target variable incentive compensation accounted for 38% of his target total cash compensation. Mr. Rose’s 2016 long term equity award of 22,935 non-qualified stock options and 32,544 restricted stock units was based on a recommendation of our Chief Executive Officer and approved by our Compensation Committee.
Mr. Rotsztain
Mr. Rotsztain joined the Company as our Executive Vice President, General Counsel and Secretary in 2011. In 2012, Mr. Rotsztain became the Company’s Head of Corporate Development and assumed responsibility for global compliance and regulatory matters. Mr. Rotsztain has extensive experience in strategic transactions, securities law, corporate governance and advising public companies generally; however, he does not have the trading background and knowledge possessed by Mr. Stevens. As a result, a higher portion of Mr. Rotsztain’s total cash compensation has been fixed, in the form of base salary. In addition, the proportion of Mr. Rotsztain’s total compensation comprised of long-term equity awards was, in part, determined with regard to his role as the Head of Corporate Development and a desire to align his incentives with the long-term corporate development goals of the Company. For 2016, Mr. Rotsztain’s base salary accounted for 52% of his target total cash compensation and his target variable incentive compensation accounted for 48% of his target total cash compensation. Mr. Rotsztain’s 2016 long term equity award of 34,403 non-qualified stock options and 44,378 restricted stock units was based on a recommendation of our Chief Executive Officer and approved by our Compensation Committee.
Ms. Roady
Ms. Roady is the Company’s President - Retail and joined the Company in 1999. With over 16 years of experience in the retail forex industry, Ms. Roady has developed a unique skill set overseeing all aspects of our retail business; however, she does not have the trading background and knowledge possessed by Mr. Stevens. As a result, a higher portion of Ms. Roady’s total cash compensation has been fixed, in the form of base salary. In addition, the proportion of Ms. Roady’s total compensation comprised of variable incentive compensation was, in part, determined with regard to her position being focused on driving revenue for the Company. For 2016, Ms. Roady’s target base salary accounted for 54% of her total cash compensation, and her target variable incentive compensation accounted for 46% of her total cash compensation. Ms. Roady’s 2016 long-term equity award of 29,816 non-qualified stock options and 38,461 restricted stock units was based on a recommendation of our Chief Executive Officer and approved by our Compensation Committee.

Base Salary
We fix executive officer base compensation at a level that is based on input from our Compensation Committee, survey data from publicly available sources and the executive officer’s previous compensation history. We aim to set base salaries at levels which we believe best enable us to hire and retain individuals in a competitive environment and reward individual performance according to the relative levels of contribution to our overall business goals. We make periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. We view base compensation as one component of our Named Executive Officers’ total annual cash compensation and sometimes change the mix between base compensation and annual incentive compensation. The base salary of Mr. Stevens and Mr. Rotsztain did not change for 2016, while the base salaries of the remaining Named Executive Officers increased modestly from 2015. The base salaries earned by the Named Executive Officers during 2016 are reported in the Summary Compensation Table later in this report.
Annual Incentive Awards
As discussed above, at the beginning of each year, our Compensation Committee, with the input of our Chief Executive Officer, develops the MIP for the year for our executives, including the Named Executive Officers, and other key employees. The MIP serves to attract, retain and motivate our executives by tying potential cash awards to the achievement of a mix of corporate and individual performance objectives approved by our Compensation Committee on an annual basis.

Establishment of Target Award Levels and Measures
The Compensation Committee established target award performance measures under the MIP, with target award opportunities consistent with any specific thresholds included in the employment agreements of the Named Executive Officers, where applicable.

Name	2016 Target Incentive Compensation as a % Base Salary
Glenn H. Stevens	231%
Nigel Rose	61%
Diego A. Rotsztain	93%
Samantha Roady	87%

For 2016, the target Company revenue was $455.2 million and the target Company EBITDA was $113.8 million. The table below shows each Named Executive Officer’s MIP potential payout, assuming 100% achievement of the revenue and EBITDA targets, 100% achievement of each Named Executive Officer’s personal objectives and 100% achievement of the annual price performance objectives for the Company’s common stock measured against the applicable peer index:

Name	Target Total Incentive Compensation
Glenn H. Stevens	$1,500,000
Nigel Rose	$187,500
Diego A. Rotsztain	$350,000
Samantha Roady	$325,000

Target award opportunities are based on the target awards for prior years, and the Compensation Committee’s views on market compensation practices and levels at peer companies in our industry based on publicly-available information and their experience in the industry.

2016 Award Payouts

In February 2017, our Chief Executive Officer formulated his recommendations for the Compensation Committee with respect to proposed annual incentive award payouts under the 2016 MIP. In developing his recommendations, our Chief Executive Officer reviewed the Company’s performance against the corporate EBITDA and revenue targets for the year, as well as the annual price performance of the Company’s common stock measured against the applicable peer index. During 2016 we achieved EBITDA of $99.6 million, compared to a MIP target of $113.8 million, or 88% of the MIP EBITDA target. In addition, during 2016, we achieved revenue of $411.8 million compared to a MIP target of $455.2 million, or 90% of the MIP revenue target. Further, during 2016, the annual price performance of the Company’s common stock measured against the applicable peer index resulted in a payment of 100% of the MIP target amount relating to such price performance.
For the Chief Executive Officer’s 2016 MIP award, in accordance with the MIP, the Compensation Committee awarded payouts with respect to Mr. Stevens’s non-equity incentive compensation target attributable to the Company’s EBITDA target and the Company’s revenue target in light of the Company’s actual EBITDA and revenue performance, as well as the annual price performance of the Company’s common stock measured against the applicable peer index. The remaining portion of the Chief Executive Officer’s non-equity incentive compensation was based on a consideration of the Chief Executive Officer’s achievement of his personal goals and objectives and a discretionary adjustment to the payout made by the Compensation Committee.

For each of the other Named Executive Officers, in accordance with the MIP, the Chief Executive Officer recommended payouts with respect to each of their non-equity incentive compensation targets attributable to the Company’s EBITDA target and the Company’s revenue target in light of the Company’s actual EBITDA and revenue performance, as well as the annual price performance of the Company’s common stock measured against the applicable peer index. With respect to the remaining portion of each of the other Named Executive Officers’ non-equity incentive compensation, the Chief Executive Officer considered the achievement of their respective personal goals and objectives and made a recommendation to the Compensation Committee. After reviewing the Chief Executive Officer’s recommendations, the Compensation Committee approved the final 2016 MIP award payouts with discretionary adjustments. Annual payments for 2016 for each of the Named Executive Officers are listed below:

	2016 Non-Equity Incentive Compensation Payouts
Name	Semi-Annual	Annual	Total
Glenn H. Stevens	$—	$1,433,000	$1,433,000
Nigel Rose	$—	$185,000	$185,000
Diego A. Rotsztain	$—	$355,000	$355,000
Samantha Roady	$—	$300,000	$300,000
Long-Term Equity Incentive Awards
The Compensation Committee uses long-term equity incentives to motivate our executive officers to promote the success of the Company’s business and increase firm value. By providing our executives and other key employees with a direct stake in the Company’s success, these incentives are intended to create a closer identification of their interests with those of our stockholders, stimulate their efforts on the Company’s behalf and strengthen their desire to remain with the Company. Typically, recommendations for long-term equity incentive awards for our executives, including the Named Executive Officers, are made by the Compensation Committee, taking into account the recommendations of our Chief Executive Officer, as appropriate. Our long-term equity incentive awards historically have consisted of both restricted stock units or restricted stock awards and stock options. Decisions regarding whether to grant restricted stock units/awards, options or a combination of both have generally been based on the Compensation Committee’s desire to balance the upside potential of stock options (since an executive will realize value from an option only if the market price of the Company’s Common Stock appreciates and stays above the option’s exercise price for a sustained period until the options vest) with the attractions of a “full value share” award (since restricted shares, once vested, have an intrinsic value equal to the market price of the Company’s Common Stock).
In May 2016, the Compensation Committee approved long-term equity incentive awards in the form of a combination of 80% restricted stock units and 20% stock options to our executive officers, including the Named Executive Officers. The decision to include stock option grants was based on the Compensation Committee’s desire to provide value to our executives while at the same time incentivizing management to increase the value of the Company over the long term. The non-qualified stock options and restricted stock units generally vest based on continued service to the Company over four years in equal annual 25% increments, subject to acceleration under certain circumstances. See “— Potential Payments upon Termination or Change in Control” below. The Compensation Committee believes that these vesting requirements help to create and maintain an environment that motivates retention and longevity of our executive officers and other key employees.

2016 Long-Term Incentive Awards
Restricted Stock Unit Awards

Name	Shares (#)	Per Share Fair Market Value ($)	Aggregate Grant Date Fair Value ($)
Glenn H. Stevens	176,775	6.76	1,194,999
Nigel Rose	32,544	6.76	219,997
Diego A. Rotsztain	44,378	6.76	299,995
Samantha Roady	38,461	6.76	259,996

Non-Qualified Stock Options

Name	Options (#)	Exercise Price ($)	Aggregate Grant Date Fair Value ($)
Glenn H. Stevens	137,614	6.76	299,999
Nigel Rose	22,935	6.76	49,998
Diego A. Rotsztain	34,403	6.76	74,999
Samantha Roady	29,816	6.76	64,999
Equity Award Grant Practices
During 2016, all equity awards were granted under the 2015 Plan. Equity awards are generally granted to executives, certain other employees and our directors on an annual basis. In the case of directors, equity awards are generally granted when a new director joins our Board of Directors and then thereafter on an annual basis.
Recommendations for grants and awards to executive officers, including the Named Executive Officers, and directors are made to our Compensation Committee. Our Compensation Committee must approve all stock option grants and other equity awards to executive officers and directors. Our Compensation Committee retains the discretion to make additional awards to executive officers at other times in connection with the initial hiring of a new executive, for retention purposes or otherwise.
Each stock option grant and other equity award must specify all of the material terms of the grant or award, including the date of grant, exercise price, vesting schedule, term and any other terms or conditions that the Compensation Committee deems appropriate. Option grants made to our executive officers, or any of our other employees or directors, are made with an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant.
The grant date fair value of the long-term incentive awards made to the Named Executive Officers who received grants in 2016 is reported in the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table included later in this report.
Employment, Severance and Change in Control Arrangements
During 2016, we had an employment agreement with each of our Named Executive Officers, including employment agreements that were entered into with Ms. Roady and Messrs. Stevens and Rotsztain on May 5, 2015. Mr. Rose became our Chief Financial Officer in October 2015, and his existing employment agreement with City Index (Holdings) Limited, which was acquired by the Company in April 2015, remained in effect subsequent to the acquisition.
Ms. Roady and Messrs. Stevens and Rotsztain
Among other terms, the employment agreements with Ms. Roady and Messrs. Stevens and Rotsztain provide for payments and other benefits if we terminate the executive’s employment without cause, or if he or she terminates employment for good reason. The amount of severance payable generally differs depending on whether the termination of employment occurred before or after a change in control of the Company.
Our Compensation Committee approved the severance and change-in-control provisions in these agreements because such provisions allow our executives to focus on the best interests of the Company, including long-term goals and strategic interests, to the benefit of the stockholders. Specifically, these provisions address the potential financial hardships which may be experienced by these executive officers if their employment is terminated under specified circumstances and allow the officers to focus their attention on their assigned duties, notwithstanding the potential impact a change-in-control transaction could have on their respective careers or positions. The severance level for Mr. Stevens is greater than for the other executives because of his greater Company responsibilities.
The severance and change-in-control arrangements that were applicable to Ms. Roady and Messrs. Stevens and Rotsztain for 2016 are set forth in each of their respective employment agreements, as discussed in detail below under “— Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements.”
In general terms, under the terms of these agreements, a change-in-control is deemed to have occurred: (i) if a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities; (ii) if any person, entity or affiliated group acquires assets of the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such acquisition of acquisitions; or (iii) if a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent Board members.

Mr. Rose

As noted above, Mr. Rose became our Chief Financial Officer in October 2015, and his existing employment agreement with City Index (Holdings) Limited, which was acquired by the Company in April 2015, remained in effect subsequent to the acquisition. Under Mr. Rose’s employment agreement, he is entitled to twelve months’ prior notice of the termination of his employment absent certain circumstances specified in his employment agreement, including gross misconduct, negligent or incompetent performance of his duties or conviction of a criminal offense. During the applicable notice period (including any period of garden leave), Mr. Rose is entitled to receive his pay and contractual benefits in the usual way. The severance arrangements that were applicable to Mr. Rose for 2016 are set forth in his employment agreements, as discussed in detail below under “— Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements.”

Equity Plans

In the event of a change-in-control, all outstanding options and restricted equity awards held by all grantees under the terms of our 2010 Equity Compensation Plan (the “2010 Plan”) and the 2015 Plan vest, unless our Compensation Committee determines otherwise. Similarly, the restricted equity award agreements provide for accelerated delivery of vested restricted equity awards upon the occurrence of a change in control unless our Compensation Committee determines otherwise. In addition, the employment agreements with Ms. Roady and Messrs. Stevens and Rotsztain include accelerated vesting provisions for time-vesting equity awards in the event that such Named Executive Officer’s employment is terminated without cause or the executive resigns with good reason within a specified period after a change in control occurs. Our Compensation Committee believes that these contractual rights provided a valuable incentive for management. For more details regarding the terms of the employment agreements, see “— Executive Compensation —Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements” below.

Tax and Accounting Treatment
The Compensation Committee considers the tax and accounting effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Compensation Committee designs our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.
We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as otherwise required by FASB ASC Topic 718.
Adjustment or Recovery of Awards — Clawback Provisions
Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.
Likewise, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of our securities during those 12 months.

Further, the employment agreements of Ms. Roady and Messrs. Stevens and Rotsztain provide that, to the extent permitted or required by governing law, our Compensation Committee had the discretion to require each such Named Executive Officer to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determines that such incentive compensation was not actually earned by such Named Executive Officer because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) the Named Executive Officer engaged in fraud, gross negligence or intentional misconduct; or (iii) the Named Executive Officer deliberately misled the market or the Company’s stockholders regarding our financial performance. For more details regarding the terms of employment agreements of the Named Executive Officers during 2016, see “— Executive Compensation —Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements”

EXECUTIVE COMPENSATION
2016 Summary Compensation Table
The table below presents the annual compensation earned for services to us in all capacities for the periods shown for our Named Executive Officers. All dollar amounts are in U.S. dollars.

Name and Principal Position(s)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Glenn H. Stevens	2016	650,000	1,194,999	299,999	$1,433,000	—	20,723 (3)		3,598,721
President	2015	650,000	779,991	194,999	840,000	—	20,723		2,485,655
CEO	2014	650,000	659,993	164,997	1,550,000	—	20,523	[3]	3,045,513
Nigel Rose	2016	308,415	219,997	49,998	185,000	—	30,275(4)		793,685
Chief Financial	2015	281,250	179,996	44,998	170,000		44,241		878,607
Officer	—	—	—	—	—	—	—		—
Diego A. Rotsztain	2016	375,000	299,995	74,999	355,000	—	12,083(5)		1,117,077
General Counsel	2015	375,000	279,993	69,999	297,000		12,083		1,034,055
and Secretary	2014	325,000	239,994	59,999	325,000	—	11,883		961,876
Samantha Roady	2016	375,000	259,996	64,999	300,000	—	18,083(6)		1,018,078
President - Retail	2015	350,000	199,995	49,999	202,000		18,083		820,062
	2014	320,833	179,996	44,998	245,000	—	17,883		808,710

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock units and stock awards granted during fiscal years 2016, 2015 and 2014, calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock awards, refer to Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 15, 2017.

(2)
The amounts shown in this column represent the aggregate grant date fair value of stock options granted during fiscal years 2016, 2015 and 2014, calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock options, refer to Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 15, 2017.

(3)
This amount includes: (i) $10,600 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); and (iii) $1,483 for payment of disability and term life insurance premiums.

(4)	This amount includes: (i) $28,271 in pension contribution; (ii) $925 in gym allowance and (ii) $1,079 for payment of disability and term life insurance premiums.

(5)	This amount includes: (i) $10,600 in employer matching contribution to our 401(k) plan; and (ii) $1,483 for payment of disability and term life insurance premiums.

(6)
This amount includes: (i) $10,600 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $1,483 for payment of disability and term life insurance premiums.

2016 Grants of Plan-Based Awards
The following table sets forth information concerning 2016 grants of plan-based awards to the Named Executive Officers. The estimated possible payouts under non-equity incentive plan awards consist of the incentive compensation plans that are described in “— Compensation Actions in 2016 and 2017 — Annual Incentive Awards.” The actual amounts received in respect of the non-equity plan incentive awards for 2016 are reported in the 2016 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Stevens	5/5/2016	—	$1,500,000	—	176,775	—	—	1,194,999
	5/5/2016	—	—	—	—	137,614	6.76	299,999
Nigel Rose	5/5/2016	—	$187,500	—	32,544	—	—	219,997
	5/5/2016	—	—	—		22,935	6.76	49,998
Diego A. Rotsztain	5/5/2016	—	350,000	—	44,378	—	—	299,995
	5/5/2016	—	—	—	—	34,403	6.76	74,999
Samantha Roady	5/5/2016	—	325,000	—	38,461	—	—	259,996
	5/5/2016	—	—	—	—	29,816	6.76	64,999

(1)	The amounts shown in this column represent the aggregate grant date fair value of equity awards granted in 2016 calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth information regarding unexercised stock options and restricted stock units that had not vested for each of the Named Executive Officers as of December 31, 2016. For more information on equity awards made to the Named Executive Officers see “— Compensation Actions in 2016 and 2017 — Long-Term Equity Incentive Awards.”

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Glenn Stevens	7/28/2010	98,743(1)	—	—	3.83	7/28/2020	—	—
	3/23/2011	129,000(2)	—	—	8.02	3/23/2018	—	—
	3/1/2012	123,000(2)	—	—	5.30	3/1/2019	—	—
	3/22/2013	119,250(2)	39,750	—	4.40	3/22/2020	—	—
	3/5/2014	21,782(2)	21,783	—	9.95	3/5/2021	—	—
	5/26/2015	14,212(2)	42,639	—	9.51	5/26/2022	—	—
	5/5/2016	—	137,614	—	6.76	5/5/2023	—	—
	3/22/2013	—	—	—	—	—	33,250	218,785
	3/5/2014	—	—	—	—	—	33,166	218,232
	5/26/2015	—	—	—	—	—	61,514	404,762
	5/5/2016	—	—	—	—	—	176,775	1,163,180
Nigel Rose	5/26/2015	3,279(2)	9,840	—	9.51	5/26/2022	—	—
	5/5/2016	—	22,935	—	6.76	5/5/2023	—	—
	5/26/2015	—	—	—	—	—	14,196	93,410
	5/5/2016	—	—	—	—	—	32,544	214,140
Diego Rotsztain	3/23/2011	4,543(2)	—	—	8.02	3/23/2018	—	—
	3/1/2012	11,250(2)	—	—	5.30	3/1/2019	—	—
	3/22/2013	14,000(2)	14,000	—	4.40	3/22/2020	—	—
	3/5/2014	7,921(2)	7,921	—	9.95	3/5/2021	—	—
	5/26/2015	5,102(2)	15,306	—	9.51	5/26/2022	—	—
	5/5/2016	—	34,403	—	6.76	5/5/2023	—	—
	3/22/2013	—	—	—	—	—	11,750	77,315
	3/5/2014	—	—	—	—	—	12,060	79,355
	5/26/2015	—	—	—	—	—	22,082	145,300
	5/5/2016	—	—	—	—	—	44,378	292,007
Samantha Roady	3/23/2011	36,000(2)	—	—	8.02	3/23/2018	—	—
	3/1/2012	25,500(2)	—	—	5.30	3/1/2019	—	—
	3/22/2013	20,500(2)	10,250	—	4.40	3/22/2020	—	—
	3/5/2014	5,940(2)	5,941	—	9.95	3/5/2021	—	—
	5/26/2015	3,644(2)	10,933	—	9.51	5/26/2022	—	—
	5/5/2016	—	29,816	—	6.76	5/5/2023
	3/22/2013	—	—	—	—	—	8,750	57,575
	3/5/2014	—	—	—	—	—	9,045	59,516
	5/26/2015	—	—	—	—	—	15,773	103,786
	5/5/2016	—	—	—	—	—	38,461	253,073

(1)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of ten years.

(2)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of seven years.

(3)	Such restricted stock units vest ratably over four years, with one-fourth of the grants vesting on each of the first four anniversaries of the grant date.

(4)
The value is calculated based on the closing market price of our Common Stock on December 30, 2016, $6.58. The amounts of the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our Named Executive Officers.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards/Units
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Glenn H. Stevens	150,000	$482,388	94,087	$649,617
Nigel Rose	—	$—	4,731	$32,313
Diego A. Rotsztain	—	$—	33,890	$234,238
Samantha Roady	—	$—	25,280	$174,867

(1)
Represents the fair market value of our common stock on the applicable vesting date or exercise date (minus the exercise price for options), multiplied by the number of shares underlying restricted stock units, restricted stock awards or stock options that vested or were exercised, as applicable, on that date.

Retirement, Nonqualified Deferred Compensation Plan and Other Benefits
We provide a 401(k) retirement savings plan, which is a tax-qualified defined contribution plan, and a non-qualified deferred compensation plan to our executive officers and employees, including the Named Executive Officers. Under the     401(k) plan, each participant may contribute up to 100% of his or her pretax compensation, up to a statutory limit, which for most employees was $18,000 in 2016. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested at the employee’s direction by the plan’s trustee. We match 100% of the first 3% of the employee’s salary contributed to the plan and 50% on the next 2% with immediate vesting on all employer contributions. Our matching contributions to the accounts of the Named Executive Officers are disclosed in the 2016 Summary Compensation Table. We also maintain a non-qualified deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of employees, including the Named Executive Officers, thereby creating an incentive for such employees to remain employed by us and to promote our continued growth. This nonqualified deferred compensation plan provides that each eligible employee may defer all of their cash compensation. Under this plan, each employee is fully vested in his or her deferred compensation. Employee deferrals are held and invested at the employee’s direction by the plan’s trustee. We do not match employee deferrals into this plan. None of the Named Executive Officers contributed to the nonqualified deferred compensation plan in 2016 nor had an outstanding balance under the plan as of December 31, 2016.
Additional benefits received by our executive officers, including the Named Executive Officers, include health-care benefits, dental, vision, disability and life insurance coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our other employees.
Potential Payments Upon Termination or Change in Control
Employment Agreements and Change in Control Arrangements
Glenn H. Stevens
Employment Agreement
On April 14, 2012, we entered into an amended and restated employment agreement with Mr. Stevens, our President and Chief Executive Officer, which provided that it would continue, unless earlier terminated by the parties, until the third anniversary of its effective date. Consequently, the agreement expired on its terms in April 2015. As reported on our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 11, 2015, we entered into a new employment agreement with Mr. Stevens on May 5, 2015. The discussion below relates solely to the terms of Mr. Stevens’s current employment agreement, as in effect from May 5, 2015.

The employment agreement provides for an annual base salary and permits us to adopt a flexible incentive compensation program and provides that Mr. Stevens is eligible to participate in any such incentive compensation programs that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee has discretion to require Mr. Stevens to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determined that such incentive compensation was not actually earned by Mr. Stevens because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) Mr. Stevens had engaged in fraud, gross negligence or intentional misconduct; or (iii) Mr. Stevens had deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Mr. Stevens’s employment agreement provides for certain payments and benefits depending upon the circumstances of his termination of employment. If Mr. Stevens resigns without “Good Reason” (as defined in the agreement) or we terminate his employment for “Cause” (as defined in the agreement), we would have to pay to him any earned and unpaid salary through the date of his termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his accrued benefits. If Mr. Stevens dies or his employment is terminated due to disability during the term of the agreement, in addition to his accrued benefits, Mr. Stevens (or his estate) is entitled to receive pro rata incentive compensation, based on a formula set forth in the employment agreement, for the performance periods in which his termination occurred. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives. In addition, if Mr. Stevens dies or his employment is terminated due to disability during the term of the agreement, he (or his estate) is also entitled to receive an amount equal to 12 months’ of his then current base salary, which would either be paid via a lump sum, in the case of Mr. Stevens’s death, or through salary continuation payments in the event of termination due to disability.
Mr. Stevens’s employment agreement also provides that, in the event we terminate his employment at any time without “Cause” or he resigns for “Good Reason,” he is entitled to receive payment of his accrued benefits. In addition, the agreement provides that if his employment terminates under those circumstances, absent a “Change in Control” (as defined in the agreement), and he executes a general release of any and all claims that he may have had against us in connection with his employment or termination of employment, Mr. Stevens is entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 18 months, equal to his monthly base salary in effect at that time;

•	payment of any accrued and unpaid incentive compensation earned prior to the date of his termination;

•
if Mr. Stevens is employed for at least one full fiscal quarter during the fiscal year in which the termination of employment occurs, pro-rata incentive compensation with respect to such fiscal year in an amount calculated pursuant to a formula set forth in the employment agreement, taking into account the Company’s performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 75% of his personal objectives for such fiscal year. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives;

•
an amount equal to 1.5 times Mr. Stevens’s aggregate incentive compensation for the fiscal year in which the termination of employment occurs, assuming achievement by the Company of 100% of any applicable Company operating metrics and achievement by Mr. Stevens of 75% of his personal objectives, which amount shall be paid in accordance with the Company’s normal payroll practices over the 12-month period following Mr. Stevens’ last day of employment;

•	continued health benefits at the same premium rates charged to other current employees for the 24-month period following termination of employment; and

•
with respect to outstanding equity awards, time-based equity grants held by Mr. Stevens at the time of termination of employment that would vest within the 30-month period (assuming a monthly vesting schedule) following the termination date would immediately vest and become exercisable.

If such termination occurs coincident with or within 18 months after a Change in Control, then he is entitled to receive the same severance benefits described above, with the following changes:

•	Mr. Stevens would be entitled to receive severance payments in an amount equal to 24 months of his monthly base salary in effect at that time, payable in a lump sum upon his termination.

•
Mr. Stevens would be entitled to receive payment, on a pro rata basis, of incentive compensation generally based on his target incentive compensation amount for the performance period in which his termination occurs. This pro rata incentive compensation would be paid in a lump sum upon his termination.

•
Mr. Stevens would be entitled to receive a lump sum payment, upon his termination, in an amount equal to two times his target incentive compensation for the fiscal year in which his termination occurs.

•
With respect to outstanding equity awards, all equity grants held by Mr. Stevens at the time of his termination that are subject to time-based vesting conditions would immediately vest and become exercisable in full.

Mr. Stevens’s employment agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Stevens’s agreement were designed to prevent him from competing with us or soliciting our customers or employees for a period of 18 months following termination of employment for any reason (or, in the case of a termination without Cause or Good Reason following a Change in Control as described above, for a period of 6 months). Mr. Stevens’s right to receive severance is conditioned upon Mr. Stevens’s being in compliance with the confidentiality, noncompetition and nonsolicitation provisions of his agreement, and the employment agreement provides that we could recoup severance payments from him if he breaches those restrictive covenants.

Mr. Stevens’s employment agreement does not provide for the payment of any tax gross-up to him in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes. We can, however, reduce his severance benefits to a level below that which would cause him to be liable for the payment of golden parachute excise taxes if he would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.
Other Named Executive Officers
Mr. Rotsztain’s and Ms. Roady’s Employment Agreements
In April 2012, we entered into amended and restated employment agreements with Diego Rotsztain, our General Counsel, Head of Corporate Development and Secretary and Samantha Roady, our President - Retail. Pursuant to their terms, the employment agreements of Ms. Roady and Mr. Rotsztain expired in April 2015. As reported on our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 11, 2015, we entered into a new employment agreement with Ms. Roady and Mr. Rotsztain on May 5, 2015. The discussion below relates solely to the terms of the current employment agreements as in effect from May 5, 2015.
Each of these executives’ employment agreements provide for an annual base salary, permits us to adopt a flexible incentive compensation program and provides that each executive is eligible to participate in any such incentive compensation programs that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee has discretion to require each executive to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determined that such incentive compensation was not actually earned by the executives because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) the executive had engaged in fraud, gross negligence or intentional misconduct; or (iii) the executive had deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Each of these executives’ employment agreement provides for certain payments and benefits depending upon the circumstances of his or her termination of employment. If the executive resigns without “Good Reason” (as defined in the agreement) or we terminate his or her employment for “Cause” (as defined in the agreement), we would have to pay to the executive any earned and unpaid salary through the date of termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his or her accrued benefits. If the executive dies or his or her employment is terminated due to disability during the term of the agreement, in addition to the accrued benefits, the executive (or his or her estate) is entitled to receive pro rata incentive compensation, based on a formula set forth in the employment agreement, for the performance periods in which the termination of employment occurred. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives. In addition, if the executive dies or his or her employment is terminated due to disability during the term of the agreement, the executive (or his or her estate) is also entitled to receive an amount equal to 12 months’ of his or her then current base salary, which would either be paid via a lump sum, in the case of the executive’s death, or through salary continuation payments in the event of termination due to disability.
Each of these executives’ employment agreement also provides that, in the event we terminate his or her employment at any time without “Cause” or he or she resigns for “Good Reason,” the executive is entitled to receive payment of his or her accrued benefits. In addition, the agreement provides that if the executive’s employment terminates under those circumstances, absent a “Change in Control” (as defined in the agreements), and he or she executes a general release of any and all claims that he or she may have had against us in connection with the executive’s employment or termination of employment, the executive is entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 12 months, equal to his or her monthly base salary in effect at that time;

•	payment of any accrued and unpaid incentive compensation earned prior to the date of termination;

•
if the executive is employed for at least one full fiscal quarter during the fiscal year in which the termination of employment occurs, pro-rata incentive compensation with respect to such fiscal year in an amount calculated pursuant to a formula set forth in the employment agreement, taking into account the Company’s performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by the executive of 75% of his or her personal objectives for such fiscal year. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives;

•
an amount equal to the executive’s aggregate incentive compensation for the fiscal year in which the termination of employment occurs, assuming achievement by the Company of 100% of any applicable Company operating metrics and achievement by the executive of 75% of his or her personal objectives, which amount shall be paid in accordance with the Company’s normal payroll practices over the 12-month period following the executive’s last day of employment;

•	continued health benefits at the same premium rates charged to other current employees for the 18-month period following termination of employment; and

•
with respect to outstanding equity awards, time-based equity grants held by the executive at the time of termination of employment that would vest within the 18-month period (assuming a monthly vesting schedule) following the termination date would immediately vest and become exercisable.

If such termination occurs coincident with or within 12 months after a Change in Control, then each executive is entitled to receive the same severance benefits described above, with the following changes:

•	Each executive would be entitled to receive severance payments in an amount equal to 24 months of his or her monthly base salary in effect at that time, payable in a lump sum upon termination.

•
Each executive would be entitled to receive payment, on a pro rata basis, of incentive compensation generally based on his or her target incentive compensation amount for the performance period in which termination occurs. This pro rata incentive compensation would be paid in a lump sum upon termination.

•
Each executive would be entitled to receive a lump sum payment, upon termination, in an amount equal to two times his or her target incentive compensation for the fiscal year in which termination occurs.

•
With respect to outstanding equity awards, all equity grants held by each executive at the time of termination that are subject to time-based vesting conditions would immediately vest and become exercisable in full.

These employment agreements also contain nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provided for protection of the Company’s confidential information. The noncompetition and nonsolicitation provisions were designed to prevent the executives from competing with us or soliciting our customers or employees for a period of 12-months following termination of employment (or, in the case of a termination without Cause or for Good Reason following a Change in Control as described above, for a period of 6 months). Each executive’s right to receive severance is conditioned upon such executive being in compliance with the confidentiality, noncompetition and nonsolicitation provisions of his or her agreement, and the employment agreement provides that we could recoup severance payments from the executive if he or she breaches those restrictive covenants.

None of the executives’ employment agreements provide for the payment of any tax gross-up in the event that the applicable severance benefits cause the executive to be liable for the payment of golden parachute excise taxes. We can, however, reduce the severance benefits to a level below that which would cause the executive to be liable for the payment of golden parachute excise taxes if he or she would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.
Mr. Rose’s Employment Agreement
As noted above, Mr. Rose became our Chief Financial Officer in October 2015, and his existing employment agreement with City Index (Holdings) Limited, which was acquired by the Company in April 2015, remained in effect subsequent to the acquisition and throughout 2015. Under Mr. Rose’s employment agreement, he is entitled to twelve months’ prior notice of the termination of his employment absent certain circumstances specified in his employment agreement, including gross misconduct, negligent or incompetent performance of his duties or conviction of a criminal offense. During the applicable notice period (including any period of garden leave), Mr. Rose is entitled to receive his pay and contractual benefits in the usual way.
Mr. Rose’s employment agreements also contain nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provided for protection of the Company’s confidential information. The noncompetition and nonsolicitation provisions were designed to prevent Mr. Rose from competing with us or soliciting our customers or employees for a period of 12-months following termination of employment.
Mr. Rose’s employment agreements does not provide for the payment of any tax gross-up in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes.
Potential Payments Upon Termination or Change of Control Table
The table below reflects the compensation and benefits, if any, that would have been due to each of the Named Executive Officers under the terms of their employment agreements with us upon (i) a voluntary termination; (ii) a termination for cause; (iii) an involuntary termination other than for cause or resignation for good reason, both before and after a change in control; (iv) a change in control; or (v) a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change in control, as applicable, was effective as of December 31, 2016 and was governed by the terms of each of the Named Executive Officer's employment agreement. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change in control, as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change of control, as applicable.
The value of accelerated vesting of options, if any, for purposes of the table below is calculated by multiplying the number of unvested shares subject to each option the vesting of which is accelerated upon the specified event by the amount by which the fair market value of a share of our Common Stock as of December 30, 2016 (which was $6.58), exceeds the per share exercise price of the option. The value of accelerated vesting and payment of restricted stock units and restricted stock awards for purposes of the table below is calculated by multiplying the aggregate number of restricted stock units/awards, the vesting of which is accelerated upon the specified event, by the fair market value of a share of our Common Stock as of December 30, 2016 (which was $6.58).

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause or Resignation for Good Reason Other than Change in Control	Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control	Death or Disability
Glenn H. Stevens(1)	Cash severance	—	4,351,845(2)	—	5,800,000(3)	2,058,095(4)
	Option Acceleration	—	86,655(5)	86,655(6)	86,655(6)	—
	Restricted Stock Unit/Award Acceleration	—	1,738,395(7)	2,004,959(8)	2,004,959(8)	—
	Health Benefits	—	36,000(9)	—	36,000(9)	—
	Total value	$—	$6,200,896	$2,091,614	$7,915,614	$2,058,095
Nigel Rose(10)	Cash severance	—	308,415(12)	—	308,415(12)	—(13)
	Option Acceleration(14)	—	—	—	—	—
	Restricted Stock Unit/Award Acceleration	—	—	307,549(15)	307,549(15)	—
	Health Benefits	—	3,566(16)	—	3,566(16)	—
	Total value	$—	$311,981	$307,549	$619,530	$—
Diego A. Rotsztain(1)	Cash severance	—	1,001,056(17)	—	1,800,000(18)	703,556(19)
	Option Acceleration	—	30,520(20)	30,520(21)	30,520(21)	—
	Restricted Stock Unit/Award Acceleration	—	409,657(22)	593,977(23)	593,977(23)	—
	Health Benefits	—	27,000(24)	—	36,000(9)	—
	Total value	$—	$1,459,233	$624,497	$2,448,497	$703,556
Samantha Roady(1)	Cash severance	—	956,337(25)	—	1,725,000(26)	680,087(27)
	Option Acceleration	—	22,345(28)	22,345(29)	22,345(29)	—
	Restricted Stock Unit/Award Acceleration	—	291,345(30)	473,951(38)	473,951(31)	—
	Health Benefits	—	27,000(24)	—	36,000(9)	—
	Total value	$—	$1,288,027	$496,296	$2,245,296	$680,087

(1)	The amounts reflected in this table are calculated based on the terms of the Named Executive Officer’s current employment agreement, which became effective May 5, 2015.

(2)
Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of 18 months’ continued base salary plus pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the

Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 75% of his personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2016, Mr. Stevens’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 75% of his personal objectives for such fiscal year. Mr. Stevens is also entitled to receive over a 12-month period an additional amount equal to 1.5 times his aggregate incentive compensation for the termination year, assuming achievement by the Company of 100% of any applicable Company operating metrics (including annual stock price performance) and achievement by Mr. Stevens of 75% of his personal objectives. The amount set forth in the table is equal to (i) 1.5 times Mr. Stevens’s 2016 base salary, $975,000, plus (ii) a pro rata incentive compensation payment of $1,295,595, plus (iii) an additional incentive compensation payment of $2,081,250.

(3)
Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of (i) 24 months’ base salary, plus (ii) a lump sum amount equal to two times his target cash incentive compensation for the termination year, plus (iii) pro-rata incentive compensation with respect to the termination year based upon the greater of his actual incentive compensation for the termination year or his target incentive compensation for the termination year. Since the table assumes termination as of December 31, 2016, Mr. Stevens’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to him for the assumed year of termination, which exceeded the actual cash incentive compensation paid to him for 2016. The amount set forth in the table is equal to (i) two times Mr. Stevens’s 2016 base salary, $1,300,000, plus (ii) two times Mr. Stevens’s 2016 target cash incentive compensation amount, $3,000,000, plus (iii) the full amount of Mr. Stevens’s 2016 target cash incentive compensation, $1,500,000.

(4)
Pursuant to the terms of his employment agreement, upon Mr. Stevens’s termination of employment due to disability or death, Mr. Stevens or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Mr. Stevens or his estate is also entitled to receive pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 100% of his personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2016, Mr. Stevens’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 100% of his personal objectives for such fiscal year. Mr. Stevens is also entitled to receive over a 12-month period an additional amount equal to 12 months of his monthly base salary at the time of his termination. The amount set forth in the table is equal to (i) a pro rata incentive compensation payment of $1,408,095, plus (ii) an amount equal to Mr. Stevens’s 2016 base salary, $650,000.

(5)
This amount reflects 30 months accelerated vesting of 39,750 stock options. This excludes 202,036 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(6)
This amount reflects accelerated vesting of 39,750 stock options. This excludes 202,036 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(7)	This amount reflects 30 months accelerated vesting and payment of 264,194 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

(8)	This amount reflects accelerated vesting and payment of 304,705 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

(9)	This amount is equal to 24 months of continued health benefits assuming a monthly cost to the Company of $1,500 to provide such benefits.

(10)
As noted above, Mr. Rose became our Chief Financial Officer in October 2015, and his existing employment agreement with City Index (Holdings) Limited, which was acquired by the Company in April 2015, remained in effect subsequent to the acquisition and throughout 2016.

(11)	Pursuant to the terms of his employment agreement, Mr. Rose is entitled to receive payment for any accrued but unused PTO. Mr. Rose did not have any accrued but unused PTO as of December 31, 2016.

(12)
Pursuant to the terms of his employment agreement, Mr. Rose is entitled to twelve months’ prior notice of the termination of his employment absent certain circumstances specified in the employment agreement. During the applicable notice period (including any period of garden leave), Mr. Rose is entitled to receive his pay and contractual benefits in the usual way. The amount set forth in the table is equal to 12 months of Mr. Rose’s 2016 base salary, $308,415.

(13)
Mr. Rose’s employment agreement does not provide for any payments with respect to death or disability, although Mr. Rose may be eligible to receive statutory disability pay in the United Kingdom, of which he is a resident.

(14)
Mr. Rose’s stock options issued during 2016 have an exercise price higher than the fair market value of $6.58 on December 31, 2016, and accordingly, there would have been no value upon acceleration of these stock options.

(15)
This amount reflects accelerated vesting and payment of 46,740 restricted stock units based on a price per share as of December 31, 2016 of $6.58. Although Mr. Rose’s employment agreement does not provide for the acceleration of these restricted stock units upon a change of control, the restricted stock units would be subject to acceleration based on the terms of the Company’s 2010 Plan and 2015 Plan, as applicable, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors.

(16)	This amount is equal to 12 months of continued health benefits for Mr. Rose based on the current annual cost of such benefits to the Company.

(17)
Pursuant to the terms of his employment agreement, Mr. Rotsztain is entitled to payment of 12 months’ continued base salary plus pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Rotsztain of 75% of his personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2015, Mr. Rotsztain’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Rotsztain of 75% of his personal objectives for such fiscal year. Mr. Rotsztain is also entitled to receive over a 12-month period an additional amount equal to his aggregate incentive compensation for the termination year, assuming achievement by the Company of 100% of any applicable Company operating metrics (including annual stock price performance) and achievement by Mr. Rotsztain of 75% of his personal objectives. The amount set forth in the table is equal to (i) Mr. Rotsztain’s 2015 base salary of $375,000, plus (ii) a pro rata incentive compensation payment of $302,306, plus (iii) an additional incentive compensation payment of $323,750.

(18)
Pursuant to the terms of his employment agreement, Mr. Rotsztain is entitled to payment of (i) 24 months’ base salary, plus (ii) a lump sum amount equal to two times his target cash incentive compensation for the termination year, plus (iii) pro-rata incentive compensation with respect to the termination year based upon the greater of his actual incentive compensation for the termination year or his target incentive compensation for the termination year. Since the table assumes termination as of December 31, 2016, Mr. Rotsztain’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to him for the assumed year of termination, which exceeded the actual cash incentive compensation paid to him for 2016. The amount set forth in the table is equal to (i) two times Mr. Rotsztain’s 2016 base salary, $750,000, plus (ii) two times Mr. Rotsztain’s 2016 target cash incentive compensation amount, $700,000, plus (iii) the full amount of Mr. Rotsztain’s 2016 target cash incentive compensation, $350,000.

(19)
Pursuant to the terms of his employment agreement, upon Mr. Rotsztain’s termination of employment due to disability or death, Mr. Rotsztain or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Mr. Rotsztain or his estate is also entitled to receive pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Rotsztain of 100% of his personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2016, Mr. Rotsztain’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Rotsztain of 100% of his personal objectives for such fiscal year. Mr. Rotsztain is also entitled to receive over a 12-month period an additional amount equal to 12 months of his monthly base salary at the time of his termination. The amount set forth in the table is equal to (i) a pro rata incentive compensation payment of $328,556, plus (ii) an amount equal to Mr. Rotsztain’s 2016 base salary, $375,000.

(20)
This amount reflects 18 months accelerated vesting of 14,000 stock options. This excludes 57,630 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(21)
This amount reflects accelerated vesting of 14,000 stock options. This excludes 57,630 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(22)	This amount reflects 18 months accelerated vesting and payment of 62,258 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

(23)	This amount reflects accelerated vesting and payment of 90,270 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

(24)	This amount is equal to 18 months of continued health benefits assuming a monthly cost to the Company of $1,500 to provide such benefits.

(25)
Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of 12 months’ continued base salary plus pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Ms. Roady of 75% of her personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2016, Ms. Roady’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Ms. Roady of 75% of her personal objectives for such fiscal year. Ms. Roady is also entitled to receive over a 12-month period an additional amount equal to her aggregate incentive compensation for the termination year, assuming achievement by the Company of 100% of any applicable Company operating metrics (including annual stock price performance) and achievement by Ms. Roady of 75% of her personal objectives. The amount set forth in the table is equal to (i) Ms. Roady’s 2016 base salary of $375,000, plus (ii) a pro rata incentive compensation payment of $280,712, plus (iii) an additional incentive compensation payment of $300,625.

(26)
Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of (i) 24 months’ base salary, plus (ii) a lump sum amount equal to two times her target cash incentive compensation for the termination year, plus (iii) pro-rata incentive compensation with respect to the termination year based upon the greater of her actual incentive compensation for the termination year or her target incentive compensation for the termination year. Since the table assumes termination as of December 31, 2016, Ms. Roady’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to her for the assumed year of termination, which exceeded the actual cash incentive compensation paid to her for 2016. The amount set forth in the table is equal to (i) two times Ms. Roady’s 2016 base salary, $750,000, plus (ii) two times Ms. Roady’s 2016 target cash incentive compensation amount, $650,000, plus (iii) the full amount of Ms. Roady’s 2016 target cash incentive compensation, $325,000.

(27)
Pursuant to the terms of her employment agreement, upon Ms. Roady’s termination of employment due to disability or death, Ms. Roady or her estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Ms. Roady or her estate is also entitled to receive pro-rata incentive compensation with respect to the termination year in an amount calculated based upon the Company’s revenue and EBITDA performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Ms. Roady of 100% of his personal objectives for such fiscal year. Since the table assumes termination as of December 31, 2016, Ms. Roady’s pro rata incentive compensation payment is calculated based upon actual revenue and EBITDA performance results of the Company for the fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Ms. Roady of 100% of her personal objectives for such fiscal year. Ms. Roady is also entitled to receive over a 12-month period an additional amount equal to 12 months of her monthly base salary at the time of her termination. The amount set forth in the table is equal to (i) a pro rata incentive compensation payment of $305,087, plus (ii) an amount equal to Ms. Roady’s 2016 base salary, $375,000.

(28)
This amount reflects 18 months accelerated vesting of 10,250 stock options. This excludes 46,690 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(29)
This amount reflects accelerated vesting of 10,250 stock options. This excludes 46,690 options with an exercise price that exceeded the fair market value of our Common Stock as of December 31, 2016 of $6.58 for which there would have been no value upon acceleration.

(30)	This amount reflects 18 months accelerated vesting and payment of 44,277 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

(31)	This amount reflects accelerated vesting and payment of 72,029 restricted stock units based on a price per share as of December 31, 2016 of $6.58.

Pension Benefits
The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.
Nonqualified Deferred Compensation
The Company has a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. None of the Named Executive Officers contributed to the nonqualified deferred compensation plan in 2016.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the Company’s 2017 proxy statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in this proxy statement and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Respectfully submitted by the Compensation Committee of the Board of Directors.
Christopher Sugden, Chairman
Peter Quick
Joseph Schenk
The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in a filing.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.gaincapital.com.
The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that the Company’s audited financial statements for 2016 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Finally, the Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”
Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors.
Joseph Schenk, Chairman
Peter Quick
Christopher Sugden
The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees for services related to the years ended December 31, 2015 and 2016 provided by KPMG LLP, our primary independent registered public accounting firm (amounts in thousands). KPMG LLP was appointed as our independent registered public account firm on August 16, 2016.

	2015	2016
Audit Fees(a)	$—	$3,314
Audit-Related Fees(b)	92	18
Tax Fees(c)	33	377
All Other Fees	—	22
Total:	$125	$3,731

(a)
Audit Fees represent fees paid for professional services rendered for the audit of our annual consolidated financial statements and review of quarterly financial statements, as well as services provided in connection with other SEC filings.

(b)	Represents assurance and other services not directly related to the audit of the consolidated financial statements.

(c)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

As previously reported in our Current Report on Form 8-K filed with the SEC on August 22, 2016, on August 16, 2016, the Audit Committee dismissed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm, and BDO LLP (“BDO”), an independent registered public accounting firm upon whom Deloitte expressed reliance in its report for the year ended December 31, 2015 regarding one of our significant subsidiaries, GAIN Capital UK Limited (“GCUK”). Deloitte’s reports on our consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

For the year ended December 31, 2015, Deloitte's aggregate fees to the Company were (i) Audit Fees of approximately $3.07 million, (ii) Audit-Related Fees of approximately $0.23 million and (iii) Tax Fees of approximately $0.02 million.

For the year ended December 31, 2016, Deloitte's aggregate fees to the Company were (i) Audit Fees of approximately $1.29 million, (ii) Audit-Related Fees of approximately $0.07 million and (iii) Tax Fees of approximately $0.04 million.

During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period preceding Deloitte’s dismissal, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its reports on the financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that Deloitte reported that we did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness resulting from insufficient formal preventive or detective controls designed to ensure that our accounting for intercompany payables and receivables was consistent with generally accepted accounting principles and management's expectations as to the tax treatment of those payables and receivables.

BDO’s report on GCUK’s financial statements as of December 31, 2015 and for the nine-month period ended December 31, 2015 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the nine-month period ended December 31, 2015 and the subsequent interim period preceding BDO’s dismissal, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the financial statements for such year, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services, including tax services, to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by, or higher fees of, the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has appointed the independent registered public accounting firm of KPMG LLP as the independent auditors to examine our financial statements for the fiscal year ending December 31, 2017 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. KPMG LLP has served as our independent auditors and have been engaged to audit the Company’s financial statements beginning as of and for the year ended December 31, 2016. Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions from those attending the meeting.
Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.
Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote. Consistent with an advisory vote of our stockholders taken at our 2011 Annual Meeting of Stockholders, we have elected to hold a Say-on-Pay vote every three years. This advisory vote is provided as required pursuant to Section 14A of the Exchange Act.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 25 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2016 compensation of our Named Executives Officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

The Compensation Committee of our Board of Directors oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our Named Executives Officers. The Compensation Committee has designed the executive compensation program for our Named Executives Officers to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives.

•
Subject a substantial portion of an executive officer’s compensation to achieving both short-term and long-term performance objectives that enhances stockholder value by linking rewards to measurable corporate and individual performance.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through awards for performance.

•	Provide total direct compensation that is competitive in the marketplace in order to attract, retain and motivate the best possible executive candidates.

•	Provide an incentive for long-term continued employment with our Company.

The Compensation Discussion and Analysis section starting on page 25 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of GAIN Capital Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2017 Annual Meeting of Stockholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the advisory (non-binding) vote on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4:
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the terms of the Dodd-Frank Act, we are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years. At our 2011 Annual Meeting of Stockholders, our stockholders voted in favor of having a Say-on-Pay vote once every three years, which votes were held at our Annual Meetings of Stockholders in 2011 and 2014. Since the last advisory stockholder vote on the frequency of Say-on-Pay proposals was in 2011, the Dodd-Frank Act requires that we include in this proxy statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board of Directors recommends that our stockholders select a frequency of three years, or a triennial vote.

Our Board of Directors believes that our current executive compensation programs adequately links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. Our Board of Directors believes that, of the three choices, submitting a non-binding, advisory Say-on-Pay resolution to stockholders every three years is the most appropriate choice. Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. Our Board of Directors believes that stockholder feedback every three years will be more useful as it will provide stockholders with a sufficient period of time to evaluate the overall compensation paid to our Named Executives Officers, the components of that compensation and the effectiveness of that compensation. The amount of compensation and mix of components of such compensation in any one year may differ from year to year, and the three year period will provide stockholders with a more complete view of the amount and mix of that compensation. The triennial Say-on-Pay vote will also provide stockholders with the benefit of assessing over a period of years whether the components of the compensation paid to our Named Executive Officers have achieved positive results for the Company. A three-year vote cycle also gives the Board of Directors and Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures.

Our Board of Directors is aware of and has taken into account views that some have expressed in support of conducting an annual advisory vote on executive compensation in belief that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year to year and are designed to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to short-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that a more frequent vote would be appropriate.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal. The Board of Directors will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below pursuant to this Proposal 4:

RESOLVED, that the stockholders of GAIN Capital Holdings, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:

Choice 1—every year;
Choice 2—every two years;
Choice 3—every three years; or
Choice 4—abstain from voting.

Vote Required for Approval

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

This vote may not be construed (1) as overruling a decision by the Company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY “THREE (3) YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K.
STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD’ RECOMMENDATION. STOCKHOLDERS MAY CHOOSE AMONG THE FOUR CHOICES INCLUDED IN THE RESOLUTION SET FORTH ABOVE.

ANNUAL REPORT AND COMPANY INFORMATION
A copy of our 2016 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.
STOCKHOLDER PROPOSALS
Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2018 annual meeting must be received by us no later than the close of business on January 17, 2018. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the annual meeting in 2018 by April 1, 2018, the date set by the advance notice provisions of our bylaws, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2018 annual meeting.
In order for a stockholder to nominate a person for election to the Board of Directors or bring other business before the 2018 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary no earlier than March 9, 2018 and no later than April 8, 2018, and comply with the other requirements set forth in the bylaws.
It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.
By Order of the Board of Directors.

Diego Rotsztain
Secretary
Dated: May 1, 2017

GAIN CAPITAL HOLDINGS, INC C/O BROADRIDGE 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/gcap2017AM
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GAIN CAPITAL HOLDINGS, INC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:			For	Against	Abstain
	01) 02) 03)	Peter Quick Glenn H. Stevens Thomas Bevilacqua		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.							☐	☐	☐
3.	To approve, on an advisory basis, the Company’s named executive officer compensation.							☐	☐	☐
The Board of Directors recommends you vote THREE (3) YEARS on the following proposal:							One (1) Year	Two (2) Years	Three (3) Years	Abstain
4.	Advisory vote on the frequency of the advisory vote on executive compensation						☐	☐	☐	☐
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GAIN CAPITAL HOLDINGS, INC
Annual Meeting of Stockholders
July 7, 2017 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Glenn H. Stevens, Chief Executive Officer, and Diego Rotsztain, General Counsel and Secretary, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GAIN CAPITAL HOLDINGS, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on July 7, 2017, via live webcast at www.virtualshareholdermeeting.com/gcap2017AM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side